                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-45272

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 19, 2000
                               11,000,000 Shares
                          HUMAN GENOME SCIENCES, INC.
                                  Common Stock

                             ----------------------

     We are selling 11,000,000 shares of common stock. Our common stock is listed on The Nasdaq National Market under the symbol "HGSI." The last reported sale price on October 26, 2000 was $81.63 per share.

     The underwriters have an option to purchase a maximum of 1,650,000 additional shares to cover over-allotments of shares.

     INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE S-4.

                                                                     UNDERWRITING   PROCEEDS TO
                                                         PRICE TO    DISCOUNTS AND  HUMAN GENOME
                                                          PUBLIC      COMMISSIONS     SCIENCES
                                                         --------    -------------  ------------
Per Share............................................     $75.00         $2.81         $72.19
Total................................................  $825,000,000   $30,910,000   $794,090,000

     Delivery of the shares of common stock will be made on or about November 1, 2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON
          GOLDMAN, SACHS & CO.
                     LEHMAN BROTHERS
                                CIBC WORLD MARKETS
                                         J.P. MORGAN & CO.
                                                DAIN RAUSCHER WESSELS

          The date of this prospectus supplement is October 26, 2000.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

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SUMMARY............................   S-1
RISK FACTORS.......................   S-4
USE OF PROCEEDS....................  S-17
PRICE RANGE OF COMMON STOCK........  S-18
DIVIDEND POLICY....................  S-18
CAPITALIZATION.....................  S-19
DILUTION...........................  S-20
SELECTED FINANCIAL DATA............  S-20
MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS........  S-20

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
BUSINESS...........................  S-21
UNDERWRITING.......................  S-43
NOTICE TO CANADIAN RESIDENTS.......  S-45
LEGAL MATTERS......................  S-46
EXPERTS............................  S-46

                                   PROSPECTUS

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                                     ----
RISK FACTORS.......................     1
SPECIAL NOTE REGARDING
  FORWARD-LOOKING INFORMATION......     1
HUMAN GENOME SCIENCES..............     2
ABOUT THIS PROSPECTUS..............     3
RATIO OF EARNINGS TO FIXED
  CHARGES..........................     3
IMPACT OF RECENTLY ISSUED
  ACCOUNTING STANDARDS.............     4
USE OF PROCEEDS....................     4
SECURITIES WE MAY OFFER............     5

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
DESCRIPTION OF COMMON STOCK AND
  PREFERRED STOCK..................     5
DESCRIPTION OF DEBT SECURITIES.....     8
DESCRIPTION OF WARRANTS............    15
PLAN OF DISTRIBUTION...............    17
LEGAL MATTERS......................    18
EXPERTS............................    18
WHERE YOU CAN FIND MORE
  INFORMATION......................    18
INCORPORATION BY REFERENCE.........    19

                           -------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                           -------------------------

                                        i
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                                    SUMMARY

     This summary highlights information about Human Genome Sciences. Because this is a summary, it may not contain all the information you should consider before investing in our common stock. You should carefully read this entire prospectus supplement and the prospectus to which it relates.

                             HUMAN GENOME SCIENCES

     We are a leading genomics and biopharmaceutical company focused on therapeutic product development and functional analysis of genes using our proprietary technology platform. We discover, research, develop and intend to commercialize novel compounds for treating and diagnosing human disease based on the identification and study of genes. We focus our internal product development efforts on therapeutic proteins, antibodies, peptides and fusion proteins, and use collaborations for the development of gene therapy products and small molecule drugs. We have discovered a large number of genes through our genomics capabilities and have developed a rapidly evolving product pipeline based on our discoveries. Four therapeutic proteins we discovered, mirostipen (MPIF-1), repifermin (KGF-2), BLyS and VEGF-2, have entered human clinical trials. We recently submitted to the FDA an Investigational New Drug Application for a new albumin-alpha interferon fusion protein. We have a number of additional products in preclinical development.

     We have extensive capabilities in gene discovery, intellectual property protection and preclinical and clinical development and have recently established a manufacturing capability. We intend to add sales and marketing and additional manufacturing capabilities as needed. We have established strategic partnerships with a number of leading pharmaceutical and biotechnology companies to leverage our capabilities and gain access to complementary technologies and sales and marketing infrastructure. Some of these partnerships provide us with research funding and milestone payments, along with royalty payments as products are developed and commercialized. We are also entitled to certain co-promotion, co-development, revenue sharing and other product rights.

     We have a growing intellectual property portfolio protecting our genomic discoveries and product pipeline. As of October 6, 2000, we had 146 U.S. patents covering 107 full-length human genes and had filed U.S. patent applications covering more than 9,000 human genes and the proteins they encode.

                                    STRATEGY

     Our goal is to become a leading global fully-integrated biopharmaceutical company through the discovery, development, manufacture and commercialization of new gene-based products. As part of our strategy, we intend to continue to:

     - Discover medically useful genes based on our proprietary technology platform;

     - Develop, manufacture and commercialize our gene-based products on our own and with our strategic partners;

     - Establish and enhance strategic alliances to provide access to the product development, clinical development and marketing expertise of our partners;

     - Expand our technology platform to accelerate our product development activities;
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

     - Pursue strategic acquisitions to augment our capabilities and provide access to complementary technologies; and

     - Capitalize on and expand our intellectual property portfolio.

                                    PRODUCTS

     We have discovered a large number of medically useful genes which we are developing on our own or with our partners. Currently four therapeutic protein products which we discovered have entered human clinical testing. MPIF-1, a protein designed to protect cells which develop into white blood cells, red blood cells and platelets from the toxic effects of chemotherapy, has entered Phase II human clinical trials. KGF-2, a protein designed to speed the repair of damage to skin and other cells, is in Phase II human clinical trials for the treatment of venous ulcers, mucositis and ulcerative colitis. BLyS, an immune stimulant, has recently entered Phase I human clinical trials for the treatment of common variable immunodeficiency. VEGF-2, which we have licensed to Vascular Genetics for gene therapy, is currently on clinical hold. We also have a rapidly evolving pipeline of additional products in preclinical development to treat diseases such as cancer, HIV, hepatitis, systemic lupus erythematosus, rheumatoid arthritis and vascular disease.

                              RECENT DEVELOPMENTS

     Collaborative Developments. On October 16, 2000, we announced that SmithKline Beecham exercised its co-right option to jointly develop and commercialize KGF-2. We recently announced the positive results of our first Phase II trial of KGF-2 in venous ulcers and our plans to move forward with a large safety and efficacy Phase II trial for this indication.

     On October 9, 2000, we announced that Schering-Plough exercised one of its two options with the selection of a novel interferon we discovered. This novel interferon has the potential to treat autoimmune and infectious diseases as well as cancer. As Schering-Plough develops this protein, we will be entitled to milestone and royalty payments.

     Principia Acquisition. On September 8, 2000, we acquired Principia Pharmaceutical Corporation, a recombinant albumin fusion technology company. We expect to use Principia's technology to provide longer acting forms of many important proteins used in the treatment of disease. This technology genetically fuses a protein to albumin, a very abundant, natural and long-lived protein in the blood. When albumin is fused to a therapeutic protein, that protein is expected to have the longer circulating life of albumin. Prolonging the activity of the therapeutic protein in this manner may offer a reduced dosing frequency and could lead to reduced side effects in patients. Using this technology, we expect to develop safer, more effective and more convenient protein therapeutics and biopharmaceuticals for certain diseases and expand our product pipeline. On October 18, 2000, we submitted to the FDA an Investigational New Drug Application for a new albumin-alpha interferon fusion protein.

     In connection with the Principia transaction, we exchanged 817,221 shares of our common stock for all outstanding shares of Principia capital stock and all outstanding Principia stock options and warrants. We have agreed to register the resale of the HGS shares and the issuance of HGS shares pursuant to stock options. The acquisition is being accounted for using the purchase method of accounting and is valued for accounting purposes at approximately $135 million. We expect to write off substantially all of this amount as purchased in-process research and development expenses relating to the
                                       S-2
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transaction. Any remaining excess purchase price will be allocated to goodwill and other identified intangibles and amortized over the estimated useful life of the assets.

     Stock Split. On September 18, 2000, we approved a two-for-one stock split of our common stock, payable in the form of a stock dividend. The stock dividend was paid on October 5, 2000, to holders of record as of the close of business on September 28, 2000. We have adjusted all share and per share numbers in this prospectus supplement to reflect the stock dividend.

                           -------------------------

     We are a Delaware corporation. Our headquarters are located at 9410 Key West Avenue, Rockville, Maryland 20850-3338. Our telephone number is (301) 309-8504.

                                  THE OFFERING

Common stock offered by us......    11,000,000 shares

Common stock to be outstanding
  after this offering...........    120,707,930 shares

Use of proceeds.................    To initiate and expand laboratory and human
                                    studies; to initiate human studies of new drugs for existing markets; to accelerate ongoing research and development efforts; to pursue patent coverage for our genes and potential products; to operate and expand our process development and manufacturing facilities; to acquire complementary products or companies; to develop new partnerships in other areas of drug development; and for general corporate purposes. See "Use of Proceeds."

Nasdaq National Market symbol...    HGSI

-------------------------

     The number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding on June 30, 2000, and excludes:

     - 514,560 shares of common stock issuable upon conversion of our 5 1/2% Convertible Subordinated Notes Due 2006; 3,998,224 shares of common stock issuable upon conversion of our 5% Convertible Subordinated Notes Due 2007; and 2,739,726 shares of common stock issuable upon conversion of our 3 3/4% Convertible Subordinated Notes Due 2007; and

     - 17,044,194 shares of common stock issuable upon exercise of stock options under our stock incentive plan, at a weighted average exercise price of $17.40 per share; 9,551,308 shares of common stock reserved for issuance pursuant to stock options not yet granted under our stock incentive plan; and 500,000 shares of common stock reserved for issuance under our employee stock purchase plan.

     Unless otherwise noted, we assume in this prospectus supplement that the underwriters will not exercise their over-allotment option.

                                  RISK FACTORS

     Investing in our common stock involves risk. You should consider carefully each of the following risks and all of the other information in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference before investing in our common stock. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be adversely affected.

RISKS RELATED TO OUR BUSINESS MODEL

BECAUSE OUR BUSINESS STRATEGY IS STILL LARGELY UNTESTED, WE DO NOT KNOW WHETHER WE WILL BE ABLE TO COMMERCIALIZE ANY OF OUR PRODUCTS OR TO WHAT EXTENT WE WILL GENERATE REVENUE.

     We do not know whether we can implement our business strategy successfully because we are in the early stages of development. We initially set out to find as many genes as possible and are now using that information to develop medical and pharmacological products. We use automated high-speed technology to:

     - rapidly identify the function of and obtain proprietary rights to a substantial number of genes; and

     - select genes with the greatest potential for the treatment and diagnosis of human disease.

     Nobody has tested our strategy. Other companies first target particular diseases and try to find cures for them through gene-based therapies. If our strategy does not result in the development of products that we can sell profitably, we will be unable to generate revenue.

IF WE ARE UNABLE TO IDENTIFY GENES WITH POTENTIAL VALUE, WE MAY NOT BE ABLE TO RECOVER OUR INVESTMENT IN OUR GENE DISCOVERY EFFORT.

     We invested significant time and resources to isolate and study genes and determine their functions. We now devote an ever-increasing portion of our resources to identifying and developing proteins, antibodies and other compounds for the treatment of human disease. We have recently made substantial capital expenditures and hired additional personnel to foster these activities. Before we can commercialize a product, we must rigorously test the product in the laboratory and complete extensive human studies. We cannot assure you that expenses for testing and study will yield profitable products or even products approved for marketing by the FDA. We will incur additional costs to continue these activities. If we are not successful in identifying products which we can develop commercially, we may be unable to recover the large investment we make in research and development.

BECAUSE OUR PRODUCT DEVELOPMENT EFFORTS DEPEND ON NEW AND RAPIDLY-EVOLVING TECHNOLOGIES, WE DO NOT KNOW WHETHER OUR EFFORTS WILL BE SUCCESSFUL.

     To date, companies have developed and commercialized relatively few gene-based products. Our work depends on new, rapidly-evolving technologies and on the marketability and profitability of innovative products. Commercialization involves risks of failure inherent in the development of products based on innovative technologies and the risks associated with drug development generally. These risks include the possibility that:

     - these technologies or any or all of the products based on these technologies will be ineffective or toxic, or otherwise fail to receive necessary regulatory clearances;

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

     - the products, if safe and effective, will be difficult to manufacture on a large scale or uneconomical to market;

     - proprietary rights of third parties will prevent us or our collaborators from exploiting technologies or marketing products;

     - third parties will market superior or equivalent products; and

     - we may not be able to obtain or exploit new and superior technology which could render obsolete the technologies we use.

BECAUSE WE ARE AN EARLY STAGE COMPANY, WE DO NOT KNOW WHETHER WE CAN DEVELOP OUR BUSINESS OR ACHIEVE PROFITABILITY.

     We expect to continue to incur increasing losses and we cannot assure you that we will ever become profitable. We are in the early stages of development, and it will be a number of years, if ever, before we are likely to receive revenue from product sales or royalty payments. We will continue to incur substantial expenses relating to research and development efforts. We anticipate that we will increase these efforts as we focus on the laboratory and human studies that are required before we can sell a product. The development of our products requires significant further research, development, testing and regulatory approvals. We may not be able to develop products that will be commercially successful or that will generate revenue in excess of the cost of development.

PRODUCT DEVELOPMENT RISKS

BECAUSE WE HAVE LIMITED EXPERIENCE IN DEVELOPING AND COMMERCIALIZING PRODUCTS, WE MAY BE UNSUCCESSFUL IN OUR EFFORTS TO DO SO.

     Our ability to develop and commercialize products based on proteins, antibodies and other compounds will depend on our ability to:

     - develop products internally;

     - complete laboratory testing and human studies;

     - obtain and maintain necessary intellectual property rights to our products;

     - obtain and maintain necessary regulatory approvals related to the efficiency and safety of our products;

     - develop efficient production facilities meeting all regulatory requirements or enter into arrangements with third parties to manufacture our products on our behalf; and

     - deploy sales and marketing resources effectively or enter into arrangements with third parties to provide these functions.

     Although we have initiated human studies with respect to three products, we have limited experience with these activities and may not be successful in developing or commercializing these or other products.

BECAUSE CLINICAL TRIALS FOR OUR PRODUCTS WILL BE EXPENSIVE AND PROTRACTED AND THEIR OUTCOME IS UNCERTAIN, WE MUST INVEST SUBSTANTIAL AMOUNTS OF TIME AND MONEY THAT MAY NOT YIELD VIABLE PRODUCTS.

     Conducting clinical trials is a lengthy, time-consuming and expensive process. Before obtaining regulatory approvals for the commercial sale of any product, we must demonstrate through laboratory, animal and human studies that such product is both effective and safe for use in humans. We will incur substantial expense for and devote a significant amount of time to these studies.

     The results of preliminary studies do not predict clinical success. A number of potential drugs have shown promising results in early testing but subsequently failed to obtain necessary regulatory approvals. Data obtained from tests are susceptible to varying interpretations, which may delay, limit or prevent regulatory approval. Regulatory authorities may refuse or delay approval as a result of many other factors, including changes in regulatory policy during the period of product development.

     Completion of clinical trials may take many years. The length of time required varies substantially according to the type, complexity, novelty and intended use of the product candidate. Our rate of commencement and completion of clinical trials may be delayed by many factors, including:

     - our inability to manufacture sufficient quantities of materials for use in clinical trials;

     - variability in the number and types of patients available for each study;

     - difficulty in maintaining contact with patients after treatment, resulting in incomplete data;

     - unforeseen safety issues or side effects;

     - poor or unanticipated effectiveness of products during the clinical trials; or

     - government or regulatory delays.

     Four of our products, MPIF-1, KGF-2, BLyS and VEGF-2 have entered clinical trials, but only a small number of patients is involved. To date, data obtained from these clinical trials have been insufficient to demonstrate safety and efficacy under applicable FDA guidelines and are not sufficient to support an application for regulatory approval without further studies. Studies conducted by us or by third parties on our behalf may not demonstrate sufficient effectiveness and safety to obtain the requisite regulatory approvals for MPIF-1, KGF-2, BLyS and VEGF-2 or any other potential products. Regulatory authorities may not permit us to undertake any additional clinical trials.

BECAUSE THE CLINICAL TESTING OF VEGF-2 HAS BEEN PUT ON HOLD BY THE FDA, THE CLINICAL SUCCESS OF VEGF-2 IS UNCERTAIN.

     Vascular Genetics, to which we have licensed VEGF-2 for gene therapy, announced that it will not enroll or treat additional patients in its clinical trials of VEGF-2 in response to an FDA hold on testing. Four clinical trials of VEGF-2 had been ongoing. Vascular Genetics announced the completion of three of these trials because enrollment and treatment were complete. In the fourth study, a majority of the target patients had been enrolled and treated. During the hold period, Vascular Genetics will provide the FDA with results which are being compiled from the clinical trials, in addition to providing measurements of the amount of the VEGF-2 protein in patient blood samples. Vascular Genetics must receive approval from the FDA before it can complete the fourth trial or initiate additional trials.

     The trials of VEGF-2 are being conducted with patients for whom conventional treatments have been unsuccessful or for whom no conventional treatment exists. During the course of treatment, these patients could die or suffer adverse medical effects for reasons that may not be related to VEGF-2. Deaths in the patient population for the

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VEGF-2 trial did occur, in both active and placebo groups, and Vascular Genetics has reviewed the relevant data regarding these patients and provided an analysis of the reasons for these deaths to the FDA. These adverse effects may affect the interpretation of the clinical trial results and the success of the trials.
Later clinical trials may be extensive, expensive and time-consuming. VEGF-2 may never be approved for use in humans.

BECAUSE NEITHER WE NOR ANY OF OUR COLLABORATION PARTNERS HAVE RECEIVED MARKETING APPROVAL FOR ANY PRODUCT RESULTING FROM OUR RESEARCH AND DEVELOPMENT EFFORTS, AND MAY NEVER BE ABLE TO OBTAIN ANY SUCH APPROVAL, WE MAY NOT BE ABLE TO GENERATE ANY PRODUCT REVENUE.

     We have not completed development of any product based on our genetic research. It is possible that we will not receive FDA marketing approval for any of our products. Although four of our potential products have entered clinical trials, we cannot assure you that any of these products will receive marketing approval. All the products being developed by our collaboration partners will also require additional research and development, extensive preclinical studies and clinical trials and regulatory approval prior to any commercial sales. In some cases, the length of time that it takes for our collaboration partners to achieve various regulatory approval milestones may affect the payments that we are eligible to receive under our collaboration agreements. We and our collaboration partners may need to successfully address a number of technical challenges in order to complete development of our products. Moreover, these products may not be effective in treating any disease or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining regulatory approval or prevent or limit commercial use.

RISKS FROM OUR COLLABORATION RELATIONSHIPS AND STRATEGIC ACQUISITIONS

OUR PLAN TO USE COLLABORATIONS TO LEVERAGE OUR CAPABILITIES AND TO GROW IN PART THROUGH THE STRATEGIC ACQUISITION OF OTHER COMPANIES AND TECHNOLOGIES WILL NOT BE SUCCESSFUL IF WE ARE UNABLE TO INTEGRATE OUR PARTNERS' CAPABILITIES OR THE ACQUIRED COMPANIES WITH OUR OTHER OPERATIONS OR IF THEY DO NOT MEET OUR EXPECTATIONS.

     As part of our strategy, we intend to continue to evaluate strategic partnership opportunities and consider acquiring complementary technologies and businesses. In order for our future collaboration efforts to be successful, we must first identify partners whose capabilities complement and integrate well with ours. Technologies to which we gain access may prove ineffective or unsafe. Our partners may prove difficult to work with or less skilled than we originally expected. In addition, any past collaborative successes are no indication of potential future success in this area. In order to achieve the anticipated benefits of an acquisition, we must integrate the acquired company's business, technology and employees in an efficient and effective manner. The successful combination of companies in a rapidly changing biotechnology and genomics industry may be more difficult to accomplish than in other industries. The combination of two companies requires, among other things, integration of the companies' respective technologies and research and development efforts. We cannot assure you that this integration will be accomplished smoothly or successfully. The difficulties of integration are increased by the necessity of coordinating geographically separated organizations and addressing possible differences in corporate cultures and management philosophies. The integration of certain operations will require the dedication of management resources which may temporarily distract attention from the day-to-day operations of the combined companies. The business of the combined companies may also be disrupted by employee retention uncertainty and lack of focus during integration. The inability of management to successfully integrate the operations of the two companies, in particular, to integrate and retain key scientific personnel, or the inability to successfully integrate two technology platforms, could have a material adverse effect on our business, results of operations and financial condition.

BECAUSE OF THE PUBLIC AVAILABILITY OF GENOMIC DATA, THE BENEFITS TO OUR PARTNERS OF COLLABORATION WITH US MAY BE SIGNIFICANTLY REDUCED.

     The benefit to many of our partners from collaborations with us is access to our genomic databases. There is substantially more genomic data now available in the public domain than when several of our collaboration agreements were originally executed. As a result, we expect that some of these collaboration agreements may not be renewed when they expire.

BECAUSE WE DEPEND ON OUR COLLABORATION PARTNERS FOR REVENUE, WE MAY NOT BECOME PROFITABLE IF WE CANNOT INCREASE THE REVENUE FROM OUR COLLABORATION PARTNERS OR OTHER SOURCES.

     To date we have received substantially all our revenue from payments made under our collaboration agreements with SmithKline Beecham and, to a lesser extent, other agreements. The SmithKline Beecham collaboration agreement and many of our other collaboration agreements will expire in 2001. We expect that some or all of these collaboration agreements may not be renewed. We also may not be able to enter into additional collaboration agreements. We may not receive expected milestone or royalty payments under our collaboration agreements if our collaborators fail to:

     - develop marketable products;

     - obtain regulatory approvals for products; or

     - successfully market products based on our research.

IF OUR RELATIONSHIP WITH ANY OF OUR COLLABORATORS PREVENTS US FROM ENTERING INTO OTHER COLLABORATIVE AGREEMENTS, WE MAY HAVE LIMITED OPPORTUNITIES FOR PRODUCT DEVELOPMENT AND REVENUE GROWTH.

     Several of our collaboration agreements restrict our ability to enter into similar agreements. Our current collaborators may prevent us from obtaining the revenue and assistance that additional collaborators could provide. Because our existing collaboration partners may force us to rely on them, these partners may be able to exercise a great degree of control over our business.

IF ONE OF OUR COLLABORATORS PURSUES A PRODUCT THAT COMPETES WITH OUR PRODUCTS, IT MAY HAVE A CONFLICT OF INTEREST AND WE MAY NOT RECEIVE THE MILESTONE OR ROYALTY PAYMENTS THAT WE EXPECT.

     Each of our collaborators is developing a variety of products, some with other partners. Our collaborators may pursue existing or alternative technologies instead of products they are developing in collaboration with us. Our collaborators may also develop products that are similar to or compete with products they are developing in collaboration with us. If our collaborators pursue these other products instead of our products, we may not receive milestone or royalty payments.

IF WE ARE UNABLE TO INTEGRATE PRINCIPIA SUCCESSFULLY, WE MAY BE UNABLE TO OBTAIN ANY ANTICIPATED BENEFITS FROM THE PRINCIPIA ACQUISITION.

     We acquired Principia because of its albumin fusion technology. We expect to use this technology to create longer lasting forms of our products and the products of our partners. Although this technology has been tested in the laboratory, it has not been approved for use in humans. We cannot assure you that we will be able to use this technology to create products that can be commercialized, or that albumin fused with a protein will extend the life of the protein.

FINANCIAL AND MARKET RISKS

BECAUSE OF OUR SUBSTANTIAL INDEBTEDNESS, WE MAY BE UNABLE TO ADJUST OUR STRATEGY TO MEET CHANGING CONDITIONS IN THE FUTURE.

     As of June 30, 2000, we had long-term obligations of approximately $533.0 million. Our substantial debt will have several important consequences for our future operations. For instance:

     - payments of interest on, and principal of, our indebtedness will be substantial, and may exceed then current revenues;

     - we may be unable to obtain additional future financing for capital expenditures, acquisitions or general corporate purposes;

     - we may be unable to withstand changing competitive pressures, economic conditions and governmental regulations; and

     - we may be unable to make acquisitions or otherwise take advantage of significant business opportunities that may arise.

IF WE DO NOT OBTAIN SUBSTANTIAL ADDITIONAL FUNDING ON ACCEPTABLE TERMS, WE MAY NOT BE ABLE TO CONTINUE TO GROW OUR BUSINESS AND GENERATE ENOUGH REVENUE TO RECOVER OUR INVESTMENT IN OUR PRODUCT DEVELOPMENT EFFORT.

     Since inception we have expended, and will continue to expend, substantial funds to continue our research and development programs. If we incur unanticipated expenses or delays in receipt of revenue, we may need additional financing beyond that which we have projected to fund our operating expenses and capital requirements. We may not be able to obtain additional financing on acceptable terms. If we raise additional funds by issuing equity securities, the new securities may dilute the interests of our existing stockholders.

BECAUSE OUR STOCK PRICE HAS BEEN AND WILL LIKELY CONTINUE TO BE VOLATILE, THE MARKET PRICE OF OUR COMMON STOCK MAY BE LOWER OR MORE VOLATILE THAN YOU EXPECTED.

     Our stock price, like the stock prices of other emerging and biotechnology companies, has been highly volatile. During the past year, the market price of our common stock has been as low as $17.84 per share and as high as $116.38 per share. The market price of our common stock could fluctuate widely because of:

     - future announcements about our company or our competitors, including the results of testing, technological innovations or new commercial products;

     - regulatory actions and changes in government regulations;

     - announcements relating to health care reform;

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     - our failure to acquire or maintain proprietary rights to the gene sequences we discover or the products we develop;

     - litigation; and

     - public concern as to the safety of our products.

     The stock market has experienced extreme price and volume fluctuations that have particularly affected the market price for many emerging and biotechnology companies. These fluctuations have often been unrelated to the operating performance of these companies. These broad market fluctuations may cause the market price of our common stock to be lower or more volatile than you expected.

WE DO NOT HAVE AN EXACT PLAN FOR THE USE OF THE NET PROCEEDS OF THIS OFFERING AND WILL THEREFORE HAVE BROAD DISCRETION AS TO THE USE OF THESE PROCEEDS, WHICH WE MAY NOT USE EFFECTIVELY.

     We have no exact plan with respect to the use of the net proceeds of this offering and have not committed these proceeds to any particular purpose. Accordingly, our management will have broad discretion in applying the net proceeds of this offering and may use the proceeds in ways with which you and our other stockholders may disagree. We may not be able to invest these funds effectively pending their use.

INTELLECTUAL PROPERTY RISKS

IF PATENT LAWS OR THE INTERPRETATION OF PATENT LAWS CHANGE, OUR COMPETITORS MAY BE ABLE TO DEVELOP AND COMMERCIALIZE OUR DISCOVERIES.

     The patent protection available to biotechnology firms is highly uncertain and involves complex legal and factual questions that will determine who has the right to develop a particular product. No clear policy has emerged regarding the breadth of biotechnology patents. There have been, and continue to be, intensive discussions on the scope of patent protection for both partial gene sequences and full-length genes. Some regulatory authorities question the appropriateness of patents on genes. The Patent and Trademark Office has recently proposed new guidelines for patents. The biotechnology patent situation is even more uncertain outside the U.S. and is currently undergoing review and revision in many countries. These proposals and other changes in patent laws in the U.S. and other countries may result in changes in, or different interpretations of, patent laws which might allow others to use our discoveries or develop and commercialize our products.

IF OUR PATENT APPLICATIONS DO NOT RESULT IN ISSUED PATENTS, OUR COMPETITORS MAY OBTAIN RIGHTS TO AND COMMERCIALIZE THE DISCOVERIES WE ATTEMPTED TO PATENT.

     Our pending applications covering full-length genes and their corresponding proteins may not result in the issuance of any patents. As of October 6, 2000, we had filed patent applications for more than 9,000 human genes and their corresponding proteins and all or portions of genomes of eight infectious microorganisms and one non-infectious microorganism. As of that date, we had only 146 U.S. patents covering 107 full-length human genes. Our applications may not be sufficient to meet the statutory requirements for patentability in all cases. As a result, we may not obtain enforceable patents on genes we may want to commercialize.

IF INFORMATION ABOUT THE GENES WE DISCOVER IS PUBLISHED BY OTHERS BEFORE WE APPLY FOR PATENT PROTECTION, WE MAY BE UNABLE TO OBTAIN PATENT PROTECTION, WHICH WOULD ENABLE OTHERS TO DEVELOP AND COMMERCIALIZE OUR DISCOVERIES.

     Washington University has identified genes through partial sequencing funded by Merck & Co. and has deposited those partial sequences in a public database. In January 1997, The Institute for Genomic Research, or TIGR, in collaboration with the National Center for Biological Information, disclosed full-length DNA sequences which are reportedly in excess of 35,000 sequences that were assembled from partial gene sequences available in publicly accessible databases or sequenced at TIGR. In June 2000, the Human Genome Project and Celera Genomics Corporation claimed to have completed an initial sequencing of the human genome and have agreed to make this information available to the public at no cost. These public disclosures might limit the scope of our claims or make unpatentable subsequent patent applications on full-length genes we file. Any publication of sequence information may prevent us from obtaining patent protection for some genes in which we may have a scientific or commercial interest.

IF OTHERS FILE PATENT APPLICATIONS OR OBTAIN PATENTS SIMILAR TO OURS, THEN THE PATENT AND TRADEMARK OFFICE MAY DENY OUR PATENT APPLICATIONS, OR OTHERS MAY RESTRICT THE USE OF OUR DISCOVERIES.

     Other companies or institutions have filed, and may file in the future, patent applications which attempt to patent genes similar to those covered in our patent applications. The Patent and Trademark Office will decide which applications merit a patent and the priority of competing patent claims. Any patent application filed by a third party may prevail over patent applications we filed, in which event the third party may require us to stop pursuing a potential product or to negotiate a royalty arrangement to pursue the potential product.

IF OUR POTENTIAL PRODUCTS CONFLICT WITH PATENTS THAT COMPETITORS, UNIVERSITIES OR OTHERS HAVE OBTAINED, THEN WE MAY BE UNABLE TO COMMERCIALIZE THOSE PRODUCTS.

     Other parties may claim that our products infringe their patents. This risk will increase as the biotechnology industry expands and as other companies obtain more patents and attempt to discover genes through the use of high-speed sequencers. Other persons could bring legal actions against us to claim damages or to stop our manufacturing and marketing of the affected products. If any of these actions are successful, in addition to demanding monetary damages these persons may require us to obtain a license in order to continue to manufacture or market the affected products. We believe that there will continue to be significant litigation in our industry regarding patent and other intellectual property rights. If we become involved in litigation, it could consume a substantial portion of our resources.

BECAUSE ISSUED PATENTS MAY NOT FULLY PROTECT OUR DISCOVERIES, OUR COMPETITORS MAY BE ABLE TO COMMERCIALIZE PRODUCTS SIMILAR TO THOSE COVERED BY OUR ISSUED PATENTS.

     Issued patents may not provide commercially meaningful protection against competitors and may not provide us with competitive advantages. Other parties may challenge our patents or independently develop similar products which could result in an interference proceeding in the Patent and Trademark Office. Others may be able to design around our issued patents or develop products providing effects similar to our products. In addition, others may discover uses for genes or proteins different from uses covered in our patents, and these other uses may be separately patentable. If another party holds a patent on the use of an invention, even if we hold the patent on the invention itself, that other party could prevent us from selling any product that involves the use.

WE RELY ON OUR COLLABORATION PARTNERS TO SEEK PATENT PROTECTION FOR THE PRODUCTS THEY DEVELOP BASED ON OUR RESEARCH.

     Much of our future revenue may be derived from royalty payments from our collaboration partners. These partners face the same patent protection issues that we and other biotechnology firms face. As a result, we cannot assure you that any product developed by our collaboration partners will be patentable, and therefore, we may never receive any royalty payments. We also rely on our collaboration partners to effectively prosecute their patent applications. Their failure to obtain or protect necessary patents could also result in a loss of royalty revenue to us.

IF WE ARE UNABLE TO PROTECT OUR TRADE SECRETS, OTHERS MAY BE ABLE TO USE OUR SECRETS TO COMPETE MORE EFFECTIVELY.

     We may not be able to adequately protect our trade secrets. We rely on trade secret protection to protect our confidential and proprietary information. We believe that we have developed proprietary procedures for making libraries of DNA sequences and genes. We have not sought process patent protection for these procedures. We have also developed a substantial database of genes we have identified. While we have entered into confidentiality agreements with employees and academic collaborators, we may not be able to prevent their disclosure of these data or materials. Others may independently develop substantially equivalent information and techniques. TIGR has developed or possesses specific trade secrets important to our business, including information about sequencing procedures and genes identified by TIGR.

REGULATORY RISKS

BECAUSE WE ARE SUBJECT TO EXTENSIVE AND UNCERTAIN GOVERNMENT REGULATORY REQUIREMENTS, WE MAY BE UNABLE TO OBTAIN GOVERNMENT APPROVAL OF OUR PRODUCTS IN A TIMELY MANNER.

     Our products are subject to the extensive and evolving regulatory approval process of the FDA and comparable agencies in other countries. The regulation of new products is extensive, and the required process of laboratory testing and human studies is lengthy and expensive. We may not obtain FDA approvals in a timely manner, or at all. For instance, in February 2000, Vascular Genetics announced that it will not enroll or treat additional patients in its clinical trials of VEGF-2 in response to an FDA hold on further testing. We and our collaborators may encounter significant delays or excessive costs in our efforts to secure necessary approvals or licenses. Even if we obtain FDA regulatory approvals, the FDA extensively regulates manufacturing, labeling, distributing, marketing, promotion and advertising after product approval. Moreover, several areas in which we or our collaborators may develop products involve relatively new technology and have not been the subject of extensive product testing in humans. The regulatory requirements governing these products and related clinical procedures are still being determined. In addition, these products may be subject to substantial review by foreign governmental regulatory authorities which could prevent or delay approval in those countries. Regulatory requirements imposed on our products could limit our ability to test, manufacture and, ultimately, commercialize our products.

NEGATIVE PUBLIC OPINION AND INCREASED REGULATORY SCRUTINY OF GENE THERAPY AND GENETIC RESEARCH MAY LIMIT OUR ABILITY TO CONDUCT OUR BUSINESS.

     Ethical, social and legal concerns about gene therapy, genetic testing and genetic research could result in additional regulations restricting or prohibiting the processes we or our suppliers may use. In recent years, gene therapy studies, including studies of VEGF-2, have come under increasing scrutiny which has delayed ongoing and may delay future clinical trials and regulatory approvals. Federal and state agencies, congressional committees and foreign governments have expressed interest in further regulating biotechnology. More restrictive regulations or claims that our products are hazardous could prevent us from commercializing any products.

BECAUSE WE ARE SUBJECT TO ENVIRONMENTAL, HEALTH AND SAFETY LAWS, WE MAY BE UNABLE TO CONDUCT OUR BUSINESS IN THE MANNER WE CURRENTLY INTEND.

     State and federal laws regarding environmental protection, hazardous substances and human health and safety affect our business. The use of hazardous substances in our operations exposes us to the risk of accidental releases. If our operations result in contamination of the environment or expose individuals to hazardous substances, we could be liable for damages and fines. Future changes to environmental, health and safety laws could cause us to incur additional expense or restrict our operations.

INDUSTRY RISKS

MANY OF OUR COMPETITORS HAVE SUBSTANTIALLY GREATER CAPABILITIES AND RESOURCES AND MAY BE ABLE TO DEVELOP AND COMMERCIALIZE PRODUCTS BEFORE WE DO.

     We are in a race to establish uses for and patent as many genes as possible and to bring to market the products we develop. Many of our potential competitors have substantially greater research and product development capabilities and financial, scientific, marketing and human resources. We face competition from entities using high-speed gene sequencers to discover genes. For instance, the government-sponsored Human Genome Project and Celera Genomics Corporation each claim to have mapped the entire human genome, and plan to make their findings publicly available. We also face competition from entities using more traditional methods to discover genes related to particular diseases. We expect that competition in our field will intensify.

     Our competitors include parties conducting research to identify genes and human genome research similar to or competing with our focus on gene discovery, including:

     - institutes, such as those sponsored by the U.S. government and the governments of Great Britain, France, Germany and Japan;

     - small laboratories associated with universities or other not-for-profit organizations;

     - pharmaceutical and biotechnology companies; and

     - government-financed programs.

     These competitors may:

     - succeed in identifying genes or developing products earlier than we do;

     - obtain approvals from the FDA or other regulatory agencies for products more rapidly than we do;

     - develop treatments or cures that are more effective than those we propose to develop; or

     - acquire similar gene sequencing machines and engage in the automated sequencing of genes.

     The other risks of competition include the following:

     - research and development by others may make our products, or the products we and our collaborators may develop, obsolete or uneconomical;

     - consumers may prefer existing or newly developed technologies to any product we develop; and

     - other companies use the same gene sequencing machines we use, in some cases for business purposes that compete with our business.

IF WE LOSE OR ARE UNABLE TO ATTRACT KEY MANAGEMENT OR OTHER PERSONNEL, WE MAY EXPERIENCE DELAYS IN PRODUCT DEVELOPMENT.

     We depend on our senior executive officers as well as key scientific and other personnel. Not all of our key personnel are bound by employment agreements, and those with employment agreements are bound only for a limited period of time. Our employment agreement with Dr. William A. Haseltine, our Chairman of the Board and Chief Executive Officer, expires in February 2001. Although Dr. Haseltine's employment agreement automatically extends for additional one year terms, either party can terminate the agreement four months prior to the end of the applicable term. If Dr. Haseltine decides to terminate his employment with us, this termination could delay the commercialization of our products or prevent us from becoming profitable. Further, we have not purchased key-man life insurance on any of our executive officers or key personnel, and therefore may not have adequate funds to find acceptable replacements for them. Competition for qualified employees is intense among pharmaceutical and biotechnology companies, and the loss of qualified employees, or an inability to attract, retain and motivate additional highly skilled employees required for the expansion of our activities, could hinder our ability to complete human studies successfully and develop marketable products.

IF THE HEALTH CARE SYSTEM OR REIMBURSEMENT POLICIES CHANGE, THE PRICES OF OUR POTENTIAL PRODUCTS MAY FALL OR OUR POTENTIAL SALES MAY DECLINE.

     In recent years, officials have made numerous proposals to change the health care system in the U.S. These proposals included measures that would limit payments for or prohibit certain medical procedures and treatments or subject the pricing of pharmaceuticals to government control. Government and other third-party payors increasingly attempt to contain health care costs by limiting both coverage and the level of reimbursement of newly approved health care products. In some cases, they may also refuse to provide any coverage of uses of approved products for disease indications other than those for which the FDA has granted marketing approval. Governments may adopt future legislative proposals and federal, state or private payors for health care goods and services may take action to limit their payments for goods and services. In certain foreign countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. Any of these events could limit our ability to commercialize our products successfully.

OTHER RISKS RELATED TO OUR BUSINESS

BECAUSE WE DEPEND ON A SINGLE SUPPLIER FOR GENE SEQUENCING MACHINES AND CHEMICALS, WE MAY BE UNABLE TO IDENTIFY ADDITIONAL GENES IF WE LOSE THAT SUPPLIER.

     We currently depend on a single supplier, Applied Biosystems, a division of PE Corporation, to provide all our gene sequencing machines and the chemicals we require in connection with our gene sequencing process. If we are unable to obtain additional machines or an adequate supply of chemicals or other ingredients at commercially reasonable rates, we may be unable to continue to identify genes through gene sequencing. PE Corporation owns Celera Genomics Corporation, an entity that claims it has completed the initial mapping of the human genome and could potentially be one of our competitors. While other gene sequencing machines are available, we do not believe they are as efficient as the machines we currently use. Gene sequencing machines or chemicals may not remain available in commercial quantities at acceptable costs.

BECAUSE WE CURRENTLY HAVE NO PROVEN MANUFACTURING CAPACITY CAPABLE OF PRODUCING PRODUCTS FOR SALE, WE MAY HAVE TO RELY ON THIRD PARTIES TO MANUFACTURE OUR PRODUCTS, AND WE MAY BE UNABLE TO OBTAIN REQUIRED QUANTITIES ECONOMICALLY.

     We currently do not have any manufacturing facilities that have produced materials for commercial sale or any experience in manufacturing materials suitable for commercial sale. If we need others to manufacture our products, we will have to depend on those third parties to comply with current good manufacturing practices, known as cGMPs, and other regulatory requirements and to deliver materials on a timely basis. These third parties may not perform adequately. Any failures by these third parties may delay our development of products or their submission for regulatory approval.

     During 1997 and 1998, we designed and the Maryland Economic Development Corporation constructed a process-development and manufacturing facility for the preparation of our proteins for human studies. MEDCO is now expanding this facility. The FDA must inspect and license this facility and the expansion to determine compliance with cGMP requirements before any commercial production. A delay in licensing of the facility or the expansion could delay or increase the cost of regulatory approval. We may not be able to successfully establish manufacturing capabilities and manufacture our products economically or in compliance with cGMPs and other regulatory requirements.

BECAUSE WE CURRENTLY HAVE NO MARKETING CAPABILITY, WE MAY BE UNABLE TO COMMERCIALIZE OUR PRODUCTS.

     We currently do not have any products that are ready to be marketed. We expect that in the future we may rely on collaborators or on third parties to market any products that we may develop. These collaborators or other third parties may not be successful in marketing our products. However, we may also co-promote or retain U.S. marketing rights to our products. If we decide to market products directly, we will incur significant additional expenditures and commit significant additional management resources to develop an external sales force and implement our marketing strategy. We may not be able to establish a successful marketing force.

BECAUSE WE MAY DEPEND ON OTHER THIRD PARTIES TO CONDUCT LABORATORY TESTING AND HUMAN STUDIES, WE MAY ENCOUNTER DELAYS IN OR LOSE SOME CONTROL OVER OUR EFFORTS TO DEVELOP PRODUCTS.

     We may be dependent on third-party research organizations to design and conduct our laboratory testing and human studies. If we are unable to obtain any necessary testing services on acceptable terms, we may not complete our product development efforts in a timely manner. If we rely on third parties for laboratory testing and human studies, we may lose some control over these activities and become too dependent upon these parties. These third parties may not complete testing activities on schedule or when we request.

OUR CERTIFICATE OF INCORPORATION, BYLAWS AND RIGHTS PLAN COULD DISCOURAGE ACQUISITION PROPOSALS, DELAY A CHANGE IN CONTROL OR PREVENT TRANSACTIONS THAT ARE IN YOUR BEST INTERESTS.

     Provisions of our certificate of incorporation and bylaws, as well as
Section 203 of the Delaware General Corporation Law, may discourage, delay or prevent a change in control of our company that you as a stockholder may consider favorable and may be against your best interest. We have also adopted a rights plan, or "poison pill," that may discourage, delay or prevent a change in control. Our certificate of incorporation and bylaws contain provisions that:

     - authorize the issuance of up to 20,000,000 shares of "blank check" preferred stock that could be issued by our board to increase the number of outstanding shares and discourage a takeover attempt;

     - a classify our board with staggered, three-year terms, which may lengthen the time required to gain control of our board of directors;

     - limit who may call special meetings of stockholders; and

     - establish advance notice requirements for nomination of candidates for election to the board or for proposing matters that can be acted upon by stockholders at stockholder meetings.

BECAUSE THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS, IT MAY NOT PROVE TO BE ACCURATE.

     This prospectus, including the documents we incorporate by reference, contains forward-looking statements and information relating to our company. We generally identify forward-looking statements using words like "believe," "intend," "expect," "may," "should," "plan," "project," "contemplate," "anticipate" or similar statements. We base these statements on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual results may differ significantly from the results discussed in these forward-looking statements.

                                USE OF PROCEEDS

     We estimate that we will receive approximately $793.6 million in net proceeds from this offering. This amount reflects deductions from the gross proceeds of the offering of:

     - approximately $30.9 million, which will be retained by the underwriters as discounts and commissions; and

     - approximately $500,000, representing our estimated expenses for this offering.

     We expect to use the net proceeds from this offering to continue the initiation and expansion of laboratory and human studies to evaluate additional protein-, gene- and antibody-based drugs for new and existing markets, to accelerate ongoing research and development efforts and explore new opportunities in a variety of fields, to pursue patent coverage for our genes and potential products, to operate and expand our process development and manufacturing facilities, to acquire complementary products or companies and develop partnerships in other areas of drug development that further our strategic goal of becoming a fully-integrated global pharmaceutical company, and for general corporate purposes. However, we will retain broad discretion in the use of the net proceeds. The actual amount of net proceeds we spend on a particular use will depend on many factors, including:

     - our future revenue growth, if any;

     - our future capital expenditures; and

     - the amount of cash required by our operations.

     Until we use the net proceeds of this offering, we intend to invest the net proceeds in U.S. Treasury and government agency obligations and high grade corporate debt securities and commercial paper.

     This use of proceeds does not reflect the underwriters' exercise of their over-allotment option. We estimate that we will receive $119.1 million in additional net proceeds if the underwriters exercise their over-allotment option in full.

                          PRICE RANGE OF COMMON STOCK

     Our common stock has been traded on the Nasdaq National Market under the symbol "HGSI" since December 2, 1993. The high and low closing prices of our common stock, as reported by the Nasdaq National Market, are shown below.

                                                               HIGH      LOW
                                                              -------   ------
1998
First Quarter...............................................  $ 11.28   $ 8.94
Second Quarter..............................................  $ 10.82   $ 8.75
Third Quarter...............................................  $ 10.00   $ 5.83
Fourth Quarter..............................................  $  9.07   $ 6.39
1999
First Quarter...............................................  $  9.19   $ 7.41
Second Quarter..............................................  $ 11.50   $ 8.74
Third Quarter...............................................  $ 22.38   $10.22
Fourth Quarter..............................................  $ 39.89   $18.55
2000
First Quarter...............................................  $112.63   $34.57
Second Quarter..............................................  $ 75.93   $27.64
Third Quarter...............................................  $ 89.91   $60.41
Fourth Quarter (through October 26, 2000)...................  $100.94   $78.56

     The last reported bid price of our common stock on the Nasdaq National Market on October 26, 2000 was $81.63 per share.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends. We do not anticipate declaring or paying cash dividends for the foreseeable future. Instead, we will retain our earnings, if any, for the future operation and expansion of our business.

                                 CAPITALIZATION

     The following table shows our current assets and long-term investments and capitalization at June 30, 2000, on an actual basis and as adjusted to give effect to this offering and the application of the estimated net proceeds we will receive in this offering. See "Use of Proceeds." You should also refer to our financial statements and the related notes included in our filings with the SEC.

                                                                 AT JUNE 30, 2000
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                              (DOLLARS IN THOUSANDS)
Current assets:
  Cash and cash equivalents.................................  $258,967   $1,052,557
  Short-term investments....................................   582,467      582,467
  Prepaid expenses and other current assets.................    19,229       19,229
                                                              --------   ----------
          Total current assets..............................  $860,663   $1,654,253
                                                              ========   ==========
Long-term investments.......................................  $107,200   $  107,200
                                                              ========   ==========
Long-term obligations, net of current portion:
  Other long-term debt, net of current portion..............  $  1,336   $    1,336
  5 1/2% Convertible Subordinated Notes Due 2006............     6,715        6,715
  5% Convertible Subordinated Notes Due 2007................   224,900      224,900
  3 3/4% Convertible Subordinated Notes Due 2007............   300,000      300,000
                                                              --------   ----------
          Total long-term obligations, net of current
            portion.........................................   532,951      532,951
Stockholders' equity:
  Common stock, $0.01 par value, 250,000,000 shares
     authorized, 109,707,930 shares issued and outstanding,
     actual, 120,707,930 shares issued and outstanding, as
     adjusted (1)...........................................     1,097        1,207
  Additional paid-in capital................................   638,894    1,432,374
  Unearned portion of compensatory stock....................      (239)        (239)
  Retained deficit..........................................  (198,764)    (198,764)
  Accumulated other comprehensive income....................    24,946       24,946
                                                              --------   ----------
          Total stockholders' equity........................   465,934    1,259,524
                                                              --------   ----------
          Total capitalization..............................  $998,885   $1,792,475
                                                              ========   ==========

---------------
(1) Excludes:

- 514,560 shares of common stock issuable upon conversion of our 5 1/2% Convertible Subordinated Notes Due 2006; 3,998,224 shares of common stock issuable upon conversion of our 5% Convertible Subordinated Notes Due 2007; and 2,739,726 shares of common stock issuable upon conversion of our 3 3/4% Convertible Subordinated Notes Due 2007; and

- 17,044,194 shares of common stock issuable upon exercise of stock options under our stock incentive plan, at a weighted average exercise price of $17.40 per share; 9,551,308 shares of common stock reserved for issuance pursuant to stock options not yet granted under our stock incentive plan; and 500,000 shares of common stock reserved for issuance under our employee stock purchase plan.

                                    DILUTION

     Our net tangible book value at June 30, 2000, was $450.3 million, or $4.10 per common share. Net tangible book value is the amount of total tangible assets less total liabilities. Net tangible book value per common share is net tangible book value divided by the number of shares of common stock outstanding. Net pro forma tangible book value per common share is determined by dividing our net tangible book value by the number of shares of our common stock outstanding after giving effect to this offering. Assuming no changes in our net tangible book value, other than to give effect to the sale of the common stock offered by this prospectus and the application of the net offering proceeds as described under "Use of Proceeds," our pro forma net tangible book value at June 30, 2000, would have been $1,243.9 million, or $10.31 per common share.

     This represents an immediate increase in pro forma net tangible book value of $6.21 per common share to existing stockholders, and an immediate dilution in pro forma net tangible book value of $64.69 per common share to new investors purchasing our common stock in this offering. The following table illustrates this per share dilution.

Public offering price per common share......................              $75.00
  Net tangible book value per common share at June 30,
     2000...................................................   $4.10
  Increase per share attributable to new investors..........   $6.21
                                                               -----
Net tangible book value per common share after this
  offering..................................................              $10.31
                                                                          ------
Dilution per common share to new investors..................              $64.69
                                                                          ======

                            SELECTED FINANCIAL DATA

     See "Selected Financial Data" and the related financial statements included in our most recent annual report on Form 10-K and quarterly report on Form 10-Q.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent annual report on Form 10-K and quarterly report on Form 10-Q.

                                    BUSINESS

OVERVIEW

     We are a leading genomics and biopharmaceutical company focused on therapeutic product development and functional analysis of genes using our proprietary technology platform. We discover, research, develop and intend to commercialize novel compounds for treating and diagnosing human disease based on the identification and study of genes. We focus our internal product development efforts on therapeutic proteins, antibodies, peptides and fusion proteins, and we use collaborations for the development of gene therapy products and small molecule drugs. We have discovered a large number of genes through our genomics capabilities and have developed a rapidly evolving product pipeline based on our discoveries. Four therapeutic proteins we discovered, mirostipen (MPIF-1), repifermin (KGF-2), BLyS and VEGF-2, have entered human clinical trials. We recently submitted to the FDA an Investigational New Drug Application for a new albumin-alpha interferon fusion protein. We have a number of additional products in preclinical development.

     We have extensive capabilities in gene discovery, intellectual property protection and preclinical and clinical development and have recently established a manufacturing capability. We intend to add sales and marketing and additional manufacturing capabilities as needed. We have established strategic partnerships with a number of leading pharmaceutical and biotechnology companies to leverage our capabilities and gain access to complementary technologies and sales and marketing infrastructure. Some of these partnerships provide us with research funding and milestone payments, along with royalty payments as products are developed and commercialized. We are also entitled to certain co-promotion, co-development, revenue sharing and other product rights.

     We have a growing intellectual property portfolio protecting our genomic discoveries and product pipeline. As of October 6, 2000, we had 146 U.S. patents covering 107 full-length human genes and had filed U.S. patent applications covering more than 9,000 human genes and the proteins they encode.

INDUSTRY BACKGROUND

     Every living organism has a unique "genome," a master blueprint of all the cellular structures and activities required to build and support life. A genome is a map of the organism's DNA, which is in part comprised of segments called "genes." Genes contain the specific sequences of information responsible for particular physiological traits and processes. Each gene is comprised of a sequence of nucleotides which provide precise genetic instructions to create, or "express" a protein. Proteins are the primary building blocks of an organism's physiological characteristics. A typical human cell contains thousands of different proteins essential to its structure, growth and function. If even one gene is expressed abnormally, it can severely alter the cell's function and result in a disease condition.

     Throughout the past decade, researchers have focused on discovering genes and sequencing the human genome to determine the order of nucleotides in a specific gene, permitting identification of the gene and the protein it produces using a variety of techniques. For example, scientists have used cDNA libraries, which contain copies of DNA with only the expressed portion of the gene, in conjunction with computer software to discern locations of genes within the genome. Recent advances have made these technologies operate in a high-throughput manner, causing the discovery of genes to become drastically more efficient and allowing researchers to focus on the functional aspects of genes. Understanding the functional aspects of genes allows for the correlation of those genes to medically relevant conditions. Armed with these data, researchers can more efficiently develop treatments for conditions of interest.

     Gene research facilitates and greatly accelerates the development of a variety of therapeutic, diagnostic and other products and services. Development efforts can become more targeted as researchers develop compounds that affect the specific activity of an expressed gene product. Most therapeutic drugs act on proteins which cause or contribute to an illness or disorder. As a result, the identification of proteins through gene research can play an important role in the development of drugs and drug screens. Proteins themselves can also be used as drugs. Insulin, which regulates sugar metabolism, is a good example of a widely known protein drug. The identification of genes that code for proteins that may be missing or defective can enable the development of therapeutics for genetic diseases. In addition, identification of genes that may predispose a person to a particular disease may enable the development of diagnostic tests for the disease that will permit early diagnosis and more successful treatment. Genomic research has the potential to make the drug discovery process dramatically more time and cost efficient, as well as to enable the development of more specific drugs.

OUR STRATEGY

     Our goal is to become a leading global fully-integrated biopharmaceutical company through the discovery, development, manufacture and commercialization of new gene-based products. Our strategy consists of the following key elements:

     - Discover medically useful genes. We intend to continue to discover medically useful genes using the strengths of our technology platform. We undertake discovery based on our capabilities in gene sequencing, transcriptional profiling, creation of gene libraries and bioinformatics. We study our extensive genomic database for potentially medically useful genes and focus on discovering their functions. Four therapeutic proteins which we discovered using our proprietary genomics capabilities have entered clinical trials for multiple indications.

     - Develop, manufacture and commercialize our gene-based products. We seek to clinically develop the medically useful genes we discover. This may include using the protein product itself as a drug, using the protein as a target for a small molecule drug or creating antibodies targeted at the protein. We intend to manufacture proteins and commercialize the drugs we develop on our own or in conjunction with our partners.

     - Establish and enhance strategic alliances. We intend to continue to establish alliances with leading pharmaceutical and biotechnology companies. These alliances will provide us with access to the expertise of our partners in areas such as product development, clinical development and sales and marketing, while allowing our partners to develop therapeutics based on our technologies. In addition, these alliances may generate research funding, milestone and royalty payments that will enable us to continually enhance our technology platform and to discover and develop novel therapeutic proteins. We will also seek to retain certain co-promotion, co-development, revenue sharing and other product rights.

     - Expand our technology platform. We will continue to invest considerable resources to expand and enhance our proprietary technology platform. This will allow us to accelerate our discovery and product development activities and facilitate the formation of additional alliances with major biotechnology and pharmaceutical companies. We also intend to continue to establish collaborations with leading biotechnology companies to gain access to complementary technologies for our product development efforts.

     - Pursue strategic acquisitions. We intend to continually evaluate potential acquisitions and joint ventures that would allow us to augment our technology, product development and commercialization capabilities, as well as provide access to complementary technological expertise. For example, we recently completed the acquisition of Principia Pharmaceutical Corporation that provided us with a proprietary protein fusion technology. This technology may provide longer acting forms of many important proteins, which may allow us to develop safer, more effective and more convenient versions of both existing and new products.

     - Capitalize on and expand our intellectual property portfolio. We vigorously pursue patents to protect our intellectual property and have developed a strong intellectual property portfolio. We intend to capitalize on and expand our portfolio as we make further discoveries. As of October 6, 2000, we had 146 U.S. patents covering 107 full-length human genes and had filed U.S. patent applications covering more than 9,000 human genes and the proteins they encode.

PRODUCTS IN DEVELOPMENT

     We have discovered a large number of medically useful genes which we are developing on our own or with our partners. Four therapeutic protein products we have discovered have entered various stages of human clinical testing. In addition, we have a rapidly evolving pipeline of products in preclinical development.

---------------------------------------------------------------------------------------------
       PRODUCT                 INDICATION             STATUS         CURRENT HGS RIGHTS
---------------------------------------------------------------------------------------------
CLINICAL PROGRAMS
  Mirostipen (MPIF-1)  Adjunct to chemotherapy      Phase II     Worldwide except Japan
                                                                 (Takeda)
  Repifermin (KGF-2)   Venous ulcers                Phase II     Worldwide, co-marketing with
                       Mucositis                    Phase II     SmithKline Beecham
                       Ulcerative colitis           Phase II

  BLyS                 Common variable              Phase I      Worldwide
                       immunodeficiency

  VEGF-2               Coronary artery disease      Phase II(1)  Licensed to Vascular
                                                                 Genetics
                       Critical limb ischemia       Phase II

PRECLINICAL PROGRAMS
THERAPEUTIC PROTEINS:
  FasTR                Hepatitis, autoimmune        Preclinical  Worldwide
                       disease

  A novel interferon   Multiple sclerosis,          Preclinical  Licensed to Schering-Plough
                       hepatitis, cancer

  Radiolabeled BLyS    Cancer, B-cell tumors        Preclinical  Worldwide

  Vasolysin            Cancer                       Preclinical  Worldwide

ANTIBODIES AND PEPTIDES:
  Anti-CCR5            HIV                          Preclinical  Worldwide

  BLyS Antibody        Systemic lupus               Preclinical  Worldwide
                       erythematosus,
                       rheumatoid arthritis

  Trail Receptor       Cancer                       Preclinical  Worldwide
    Antibody

  VEGF-2 Antibody      Cancer, vascular disease     Preclinical  Worldwide

FUSION PROTEINS:
  Albumin-Alpha        Hepatitis                        IND      Worldwide
    Interferon                                      submitted

  Albumin-Human        Growth hormone deficiency    Preclinical  Worldwide
    Growth Hormone

GENE THERAPY:
  CTGF-2               Vascular disease             Preclinical  Licensed to Transgene

  TIMP-4               Restenosis                   Preclinical  Licensed to Transgene

--------------------------------------------------------------------------------
(1) Note: VEGF-2 trials are currently on hold pending FDA approval. See "Risk Factors."

CLINICAL PROGRAMS

     Mirostipen (Myeloid Progenitor Inhibitory Factor-1, MPIF-1)

     Myeloid progenitor cells, which develop into white blood cells, red blood cells and platelets, are destroyed by many forms of cancer chemotherapy, resulting in a decrease in these cells. We have shown in laboratory and animal studies that MPIF-1 inhibits the differentiation and growth of certain bone marrow cells, including myeloid progenitor cells. By preventing the growth of myeloid progenitor cells during aggressive chemotherapy, it may be possible to reduce the destruction of these cells and allow the more rapid repopulation of red and white blood cells in circulation. This, in turn, may reduce the incidence of serious infection, anemia and coagulation disorders associated with chemotherapy.

     A Phase I study to evaluate MPIF-1 safety in healthy volunteers was completed in 1998. Two Phase II studies have begun to evaluate MPIF-1 in shielding myeloid progenitor cells from the harmful effects of chemotherapy. These studies will test various doses of MPIF-1 in cancer patients undergoing adjuvant chemotherapy treatment for various cancers. Trials are being conducted at leading cancer research centers in the U.S. and should complete enrollment in mid-2001. We expect results from the trials to be available in late 2001.

     Repifermin (Keratinocyte Growth Factor-2, KGF-2)

     We have shown in animal studies that KGF-2 speeds the repair of damage to the cells lining the mouth, throat, gastrointestinal tract and related tissues and heals serious chronic wounds to the skin. KGF-2 may also be useful in treating a number of other conditions involving injury to skin cells, including skin ulcers, burns and surgical and other wounds. In addition, KGF-2 may be useful in the treatment of mucositis, an injury to the lining of the mouth and intestinal tract which can be caused by some cancer treatments. SmithKline Beecham recently exercised its co-right option to jointly develop and commercialize KGF-2. We expect to share equally in clinical development costs for Phase III trials and beyond. We will co-promote KGF-2 upon achieving regulatory approvals.

     Three Phase I studies to evaluate the safety of KGF-2 in healthy volunteers have been completed. We recently completed Phase II human studies of KGF-2 for the treatment of chronic venous ulcers, in which KGF-2 was shown to be well tolerated and capable of accelerating wound healing by a number of partial healing parameters. A large Phase II study to determine the safety and efficacy of repifermin for complete healing of chronic venous ulcers should begin in early 2001. Phase II studies have also been initiated to evaluate KGF-2 in the treatment of mucositis in patients undergoing bone-marrow transplantation and ulcerative colitis, an inflammatory bowel disease. The trials are being conducted at leading research centers in the U.S. We expect results from these trials to be available in mid-2001.

     BLyS (B Lymphocyte Stimulator)

     BLyS is a novel immune stimulant. We have shown in laboratory studies that BLyS stimulates B lymphocytes to produce high levels of antibodies. BLyS has the potential to improve treatments for certain immune deficiency syndromes and certain forms of leukemia and lymphoma. In addition, BLyS could boost immune systems depleted by organ transplantation, chemotherapy and bone-marrow transplantation. BLyS could also enhance the performance of traditional vaccines.

     We are currently initiating human testing of BLyS in patients with common variable immunodeficiency, a disorder that leaves individuals susceptible to infection. The FDA has approved Phase I testing with increasing single doses of BLyS in these patients. This trial has begun screening patients for enrollment.

     VEGF-2 (Vascular Endothelial Growth Factor-2)

     Laboratory studies have shown that VEGF-2 promotes the growth of certain subsets of vascular endothelial cells, which form the lining and surface of blood vessels. Thus, it may have potential as a treatment for coronary artery disease and peripheral arterial disease. We have licensed the gene that encodes VEGF-2 to Vascular Genetics, Inc., a company in which we have approximately a 32% equity position.

     Vascular Genetics has initiated clinical trials on the use of the VEGF-2 gene in the treatment of critical limb ischemia and refractory coronary artery disease. In February 2000, these studies were halted in response to questions raised by the FDA. Three Phase II studies of VEGF-2 were completed prior to the halt. A fourth Phase II study cannot be completed and further studies cannot be initiated until approved by the FDA. Results from one trial are available and were presented at the American College of Cardiology in March 2000. Results from the other two trials are expected to be available in early 2001.

PRECLINICAL PROGRAMS

     In addition to the products in clinical development, our research and development efforts have generated numerous other product possibilities, many of which are in preclinical development. We and our partners are focused on developing potential products in the following areas:

     - Therapeutic Proteins. Therapeutic proteins are human proteins that, in natural or modified form, have medically useful physiologic or pharmacologic effects. Therapeutic proteins may be useful for the treatment of a variety of diseases, including autoimmune, neurodegenerative and cardio-pulmonary diseases. Therapeutic proteins currently in broad clinical use include interferon, insulin and human growth hormone. We have conducted development studies on a number of potential therapeutic proteins, including MPIF-1, KGF-2 and BLyS. We have also identified thousands of what we believe to be new secreted proteins. We are expressing and evaluating these proteins and assessing their activity using laboratory and animal studies. Current therapeutic proteins in preclinical development include FasTR, Radiolabeled BLyS, Vasolysin and a novel interferon, which we recently licensed to Schering-Plough.

     - Antibodies and Peptides. Antibodies and peptides are proteins that bind in a highly specific manner to molecules, including other proteins, and distinct sites on cell surfaces called receptors. By attaching to them, antibodies and peptides can be used to neutralize specific proteins and block specific receptors. We are undertaking the development of antibodies and peptides that act on many of our newly discovered proteins. We have entered into collaborations with Abgenix, Cambridge Antibody Technology and Dyax to enhance our antibody and peptide development efforts. Antibody-based drugs currently in broad clinical use include Herceptin, Rituxan and ReoPro. The antibodies and peptides we are currently developing may be useful in the treatment of diseases such as systemic lupus erythematosus, rheumatoid arthritis, cancer and certain viral infections. Current antibodies in preclinical development include Anti-CCR5, BLyS Antibody, Trail Receptor Antibody and VEGF-2 Antibody.

     - Fusion Proteins. On September 8, 2000, we acquired Principia Pharmaceutical Corporation. We expect to use Principia's recombinant protein fusion technology to provide longer acting forms of many important proteins used in the treatment of disease. This technology genetically fuses a protein to albumin, a very abundant, natural and long-lived protein in the blood. When albumin is fused to a therapeutic protein, the active protein is expected to have the longer circulating life of albumin. Prolonging the activity of the therapeutic protein in this manner may offer a reduced dosing frequency and could lead to reduced side effects in patients. Using this technology, we expect to develop safer, more effective and more convenient protein therapeutics and biopharmaceuticals for certain diseases, as well as develop longer-acting forms of many existing proteins. Current fusion proteins in our preclinical development include Albumin-Alpha Interferon and Albumin-Human Growth Hormone. We recently submitted to the FDA an Investigational New Drug Application for Albumin-Alpha Interferon, a fusion of albumin and alpha interferon.

     - Gene Therapy. We believe that our gene discovery technology may identify genes that can be introduced into the body through the use of gene therapy. Many diseases are caused by overproduction, underproduction or defective production of specific proteins. Gene therapy is an approach to the treatment of disease in which scientists insert genes into a patient's cells for the purpose of inducing these cells to produce therapeutic proteins or to replace defective or missing genes. In other applications, we believe that gene therapy may induce cells to secrete proteins that enhance the immune system's ability to recognize and attack a specific disease. Gene therapy might also allow localized delivery of proteins that cannot reach the appropriate site through conventional methods of administration. There are currently no gene therapy products on the market although several are undergoing clinical trials. We have entered into agreements with Schering-Plough, Vascular Genetics, Transgene and Vical granting them the right to use our technologies for gene therapy. Vascular Genetics has conducted gene therapy clinical studies of VEGF-2, although these studies have been placed on hold by the FDA. In July 2000, Transgene selected two genes from our database, CTGF-2 and TIMP-4, as its first two exclusive gene therapy products, both as a potential treatment for severe cardiovascular conditions.

     - Small Molecule Drugs. We believe that more complete knowledge of genes and the proteins they express will enable traditional pharmaceutical companies to design and screen pharmaceutical products in a more efficient fashion by providing specific targets for drug discovery. The discovery of new drugs often involves screening a large family of synthetic and natural products to determine their impact on proteins expressed by genes. Increasingly, automated biochemical tests that assess the ability of chemical compounds to bind to and modify the activity of purified proteins are used to test the efficacy and selectivity of new drugs. A drug's selectivity is its ability to affect only the desired protein targets and not other proteins expressed in the human body. The undesired binding of a drug to other proteins not detected by a screening test can result in toxicity or other undesirable side effects. We believe that the genes we discover may contribute to screening tests by permitting more complete sets of target proteins to be assembled for a test. SmithKline Beecham and our other collaboration partners are currently using proteins expressed by genes identified by us in a number of screening tests. We may pursue small molecule drug development on our own or continue to leverage the expertise of our partners in this area.

     - Other. We believe that our genetic data could lead to the development of diagnostic tests and antimicrobial agents and vaccines. The development of diagnostic tests based on human genes that we identify is part of our collaboration with SmithKline Beecham. For the development of antimicrobial agents and vaccines, analysis of the total genome of a microorganism should provide a complete picture of all genes encoded by the microorganism. With this information, we believe it may be possible to choose protein candidates that may be useful as vaccine components or antigens required for the development of products to enhance the immune system. We also believe that a high-throughput approach of gene identification may identify new genes capable of producing antibiotics and other useful secondary metabolites. In the future we may pursue these developments on our own or leverage the expertise of our partners.

RESEARCH AND DEVELOPMENT CAPABILITIES

     Our product development efforts are supported by our extensive research and development capabilities and are substantially augmented by those of our partners. We exploit the power of modern computers, automated laboratory instruments and advances in biology to discover the structure and function of new genes and to understand their potential medical applications. As part of this process we cover all stages of development, from the discovery of new human genes to human clinical trials of the new drugs. We continually seek to upgrade our technologies and integrate new and more efficient technologies into our development efforts. We believe this discovery process is responsible for our success in translating genomic information into new drug candidates.

     Our technology platform is based on various methods that we integrate in a high-throughput fashion to enable the rapid progression from gene discovery to clinical trials.

     - Gene Isolation is the process of deciphering the sequence of a gene. We believe we have isolated the messenger RNA from more than 95% of all human genes. Of these, we believe that between 75% and 80% are fully functional, as they contain all the instructions necessary to produce an active protein.

     - Secreted Protein Identification refers to the elucidation of secreted proteins which are often involved in disease processes. We believe we have identified several thousand human genes that encode signaling proteins. We believe that this collection represents the majority of human signaling proteins.

     - Expression Profiling and Mapping refers to the comparison of messenger RNA levels in diseased and healthy tissues. Our scientists use gene chips and proprietary methods to analyze gene expression profiles in a wide variety of tissues and cells. They also use a variety of techniques to map chromosome location, which generally allow our scientists to map any gene within two or three weeks.

     - Proteomics is the analysis of proteins correlated with a particular disease. In this step we map out the physical properties of each signaling protein. We attempt to determine the molecular weight, amino acid composition and amino acid sequence of the majority of the newly discovered signaling proteins.

     - Use of Antibodies. Antibodies are proteins that bind in a highly specific manner to molecules. Antibodies are used to block the effects of proteins and to determine the location of a protein in tissues. We are working to produce antibodies to many of our newly discovered secreted proteins.

     - High-Throughput Biological Screening. We have developed a reliable high-speed robotic cloning method to produce each newly discovered signaling protein for biological studies. To date, we have cloned more than 9,000 proteins.

     - Biological Activity and Specificity. Our scientists can simultaneously monitor changes in the expression of about 100 representative genes through the use of an automated, high-throughput biological screening system. We analyze the activity of the proteins on a wide variety of different types of cells to assess their specificity of action, or the range of circumstances in which they act, and the number of characteristics they can influence. Only proteins that are highly specific in their activity are selected for further development.

     - Animal Models refer to producing animals with the human disease equivalent. We test proteins that are highly specific in their activity with animal models of human disease. Where possible, we compare the results for each tested protein to the best existing therapy. Proteins which prove to be active in these models are selected for extensive laboratory studies.

     - Preclinical Studies and Manufacturing. In this step we develop protocols for human testing based on extensive laboratory toxicology and pharmacokinetic studies. A toxicological study tests whether and how the therapy could be harmful to humans. Pharmacokinetic studies analyze how the drug will be absorbed, metabolized and stored by, distributed throughout and excreted from the body. We are developing techniques for measuring blood and tissue levels of each protein to enable measurements within human subjects. We need to develop manufacturing methods for large-scale production of each protein. We lease a newly constructed 84,000 square foot process development and manufacturing facility to support Phase I, II and III human clinical studies and the North American launch of novel protein and gene products. Construction of a 43,000 square foot expansion of this facility has recently been completed. We plan to establish additional manufacturing facilities in the future.

     - Clinical Development is the process of conducting human clinical trials and gaining the necessary approval from regulatory agencies. The goal of clinical development is to establish the safety and efficacy of our drugs for the treatment of human disease. Four products discovered by us have entered clinical development for multiple indications.

     - Bioinformatics refers to the use of computers to process, analyze, store and retrieve biological information. Our high capacity computer system has been designed for ease of use by research scientists, who readily access the system through desktop computers. Our data are also available to scientists at SmithKline Beecham, Takeda, Schering-Plough, Merck KGaA and Sanofi-Synthelabo through bioinformatics systems that we and SmithKline Beecham created. We believe that our proprietary bioinformatics system is an important asset for the identification and creation of gene-based product opportunities.

COLLABORATIVE ARRANGEMENTS

     Forming strategic alliances with leading pharmaceutical and biotechnology companies is a key element of our strategy. We currently have three major types of collaborations:

     - Drug Discovery. These are collaborations in which we provide our drug discovery capabilities in exchange for access to our partners' drug development and commercialization expertise as well as research funding and long-term value creation through potential milestone and royalty payments. We are also entitled to certain co-promotion, co-development, revenue sharing and other product rights. Between 1993 and 1997, we entered into major collaborations with SmithKline Beecham, Takeda, Schering-Plough, Merck KGaA and Sanofi-Synthelabo. These collaborations continue through June 2001, a period described as the initial research term, after which they may be extended in certain respects for up to an additional five years (except for Takeda), however, we expect that some or all of these collaborations may not be renewed.

     - Technology. These are collaborations in which we gain access to our partners' technology to complement our own drug discovery and development capabilities in exchange for license fees, potential milestone and royalty payments as well as equity investments.

     - Microbial. These are collaborations in which we provide access to gene sequence data for specific microbial organisms to biopharmaceutical companies in exchange for license fees and royalty payments.

--------------------------------------------------------------------------------

YEAR ESTABLISHED              PARTNER                            FOCUS
------------------------------------------------------------------------------------
DRUG DISCOVERY COLLABORATIONS
1993-97            SmithKline Beecham              Therapeutic proteins, small
                                                   molecule drugs, gene therapy
                                                   vaccines and diagnostics
1995               Takeda                          Therapeutic proteins and small
                                                   molecule drugs
1996               Schering-Plough                 Therapeutic proteins, small
                                                   molecule drugs and gene therapy
1996               Merck KGaA                      Therapeutic proteins and small
                                                   molecule drugs
1996               Sanofi-Synthelabo               Therapeutic proteins and small
                                                   molecule drugs
TECHNOLOGY COLLABORATIONS
1997               Vascular Genetics               Gene therapy
1998               Transgene                       Gene therapy
1999               Abgenix                         Antibodies
2000               Cambridge Antibody Technology   Antibodies
2000               Dyax                            Antibodies and peptides
2000               Vical                           Gene therapy
2000               Praecis                         Small molecule drugs, including
                                                   peptides
MICROBIAL COLLABORATIONS
1995-97            MedImmune                       Infectious agents
1996               Pharmacia                       Staphylococcus aureus
------------------------------------------------------------------------------------

     DRUG DISCOVERY COLLABORATIONS

     SmithKline Beecham. We entered into collaboration agreements with SmithKline Beecham in May 1993, which we amended in June 1996 and July 1997. These agreements continue through June 2001, the conclusion of the initial research term. Under these agreements, we granted SmithKline Beecham rights to develop and commercialize therapeutic and diagnostic products based on human genes discovered by us in SmithKline Beecham's field, which is the field of human and animal health care, including gene therapy vaccines but excluding other gene therapy products, antisense products and the use of genes for synthesizing drugs that were known in May 1993. Pursuant to the collaboration agreements SmithKline Beecham has paid us an aggregate of $125 million, of which $55 million was allocated to the purchase of shares of our common stock. We and SmithKline Beecham jointly entered into collaboration agreements with four additional pharmaceutical companies: Takeda, Schering-Plough, Merck KGaA and Sanofi-Synthelabo. Under all five agreements, we can unilaterally designate proteins with therapeutic potential for exclusive development and commercialization, as long as we select the protein before SmithKline Beecham or any other collaboration partners and meet certain research requirements prior to designation. We can also unilaterally research, develop and commercialize antibody products directed against antigens derived from the human genome database we created, and identify and use novel molecular targets derived from our human genome database to discover and develop small molecule pharmaceutical products under certain circumstances. SmithKline Beecham and the other collaboration partners have the same rights.

     We share equally with SmithKline Beecham any license fees and product-development milestone payments made under the four additional collaboration agreements, but we receive all royalty and research support payments under those agreements. SmithKline Beecham has granted us royalty payments, based on net sales of products developed from any of our patents or technologies that fall within SmithKline Beecham's field, for any sales made by SmithKline Beecham or its licensees. We are also entitled to milestone payments in connection with the development of these products. We hold an option to co-promote any products sold by SmithKline Beecham in the U.S., Canada, Mexico and Europe, subject to the rights granted to Takeda and other collaborators. If we develop and market or license to a third party any product in SmithKline Beecham's field pursuant to our rights under these agreements, SmithKline Beecham will usually be entitled to royalty payments from, or to share in milestone payments and license fees we receive with respect to, those products.

     Our collaboration agreements with SmithKline Beecham include an option for SmithKline Beecham to co-develop and co-commercialize products in SmithKline Beecham's field to which we have exclusive development and commercialization rights under our collaboration agreements with SmithKline Beecham and for which Schering-Plough has not exercised its option. SmithKline Beecham recently exercised its option to jointly develop and commercialize KGF-2. SmithKline Beecham is also entitled to royalty payments on and an option to co-promote products outside SmithKline Beecham's field sold by us which are based on or incorporate patents or information developed by SmithKline Beecham using our human gene technology.

     Takeda. SmithKline Beecham and Takeda entered into a license agreement relating to the development and sale of products in SmithKline Beecham's field based upon rights licensed from us. We are entitled to all royalty payments and one-half of the milestone payments due from Takeda to SmithKline Beecham under this license agreement on sales of products developed by Takeda. We entered into an option and license agreement with Takeda pursuant to which we granted Takeda an exclusive option to license rights under our patents and technology in the field of human health care, other than gene therapy, antisense and diagnostics, in order to make and sell up to three products in Japan. In consideration of the grant of the option, Takeda paid us $5 million and agreed to pay to us milestone payments and royalties based on the sale of Takeda products covered by the option and license agreement. The option period terminates three years following expiration of the initial research term under our collaboration agreements with SmithKline Beecham. Takeda has exercised one of its options with the selection of MPIF-1.

     Schering-Plough. In June 1996, we entered into a collaboration agreement with Schering-Plough. Under this agreement, Schering-Plough has the right to use our human gene technology and biological information developed by us and SmithKline Beecham to discover, develop and commercialize products. Schering-Plough was also granted an option to co-develop and co-commercialize up to two of our therapeutic protein products to which we have exclusive development and commercialization rights under our agreements with SmithKline Beecham. This option can also be exercised with respect to proteins we elect to license to third parties. Schering-Plough recently exercised one of its two options with the selection of a novel interferon discovered by us. We will receive milestones and royalty payments for any product developed from this protein. Schering-Plough is obligated to pay license fees, research payments and milestone payments in connection with the development of products. Schering-Plough has paid us an aggregate of $37.5 million under this agreement. We also have a collaboration with Schering-Plough related to gene therapy by which Schering-Plough was granted a non-exclusive license to use our human gene technology to conduct research and an option to obtain an exclusive license to specific genes in the field of gene therapy.

     Merck KGaA. In July 1996, we entered into a collaboration agreement with Merck KGaA. Under this agreement, Merck KGaA has the right to use our human gene technology and biological information developed by us and SmithKline Beecham to discover, develop and commercialize products. Merck KGaA is obligated to pay license fees, research payments, and milestone payments in connection with the development of products. Merck KGaA has paid us an aggregate of $32.5 million under this agreement.

     Sanofi-Synthelabo. In July 1996, we entered into a collaboration agreement with Sanofi-Synthelabo. Under this agreement, Sanofi-Synthelabo has the right to use our human gene technology and biological information developed by us and SmithKline Beecham to discover, develop and commercialize products. Sanofi-Synthelabo is obligated to pay license fees, research payments and milestone payments in connection with the development of products. Sanofi-Synthelabo has paid us an aggregate of $22.5 million under this agreement.

     Post-Initial Research Term. The initial research term under our collaboration agreements with SmithKline Beecham and the other four collaboration partners expires on June 30, 2001. SmithKline Beecham, Schering-Plough, Merck KGaA and Sanofi-Synthelabo have the right to extend the research term for up to five additional years, which would extend the time for submitting research plans for therapeutic products other than antibody products and therapeutic protein products. These companies can extend the collaborations by making set payments. After any renewal, the terms of the collaborations will change in that the collaborators will be entitled to use our gene data only as it exists on June 30, 2001 and will have no access to future gene sequence information or other data generated by us. In addition, the field of use for new products to be developed by

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these collaborators will be limited to small molecule drugs, except that these collaborators may continue projects underway on June 30, 2001 if they notify us before that date. We expect that some or all of these collaboration agreements may not be renewed.

     TECHNOLOGY COLLABORATIONS

     Antibodies and Peptides

     Abgenix. In November 1999, we entered into a collaboration and license agreement with Abgenix relating to the field of fully human antibody drug candidates. Pursuant to this agreement, we licensed technology from Abgenix that we and Abgenix will use to generate fully human antibody drug candidates. We will independently develop and seek to commercialize antibody-based drugs from this collaboration. Abgenix has an option to develop and commercialize products derived from our antigens. We and Abgenix will pay reciprocal milestone and royalty payments for products developed and commercialized. We and Abgenix will jointly work on up to five targets of interest.

     Cambridge Antibody Technology (CAT). In August 1999, we entered into an antibody license agreement with CAT for the development of fully human antibody therapeutics for up to three of our target human proteins. In February 2000, we entered into a broader agreement with CAT that provides us with the right to use their technology to develop and sell an unlimited number of fully human antibodies for therapeutic and diagnostic purposes. We also plan to combine our resources to develop and sell a significant number of therapeutic antibody products. CAT has the right to select up to twenty-four of our proprietary antigens for preclinical development. We have the option to share clinical development costs and to share the profits equally with them on up to eighteen such products. CAT has rights to develop six such products on their own. We are entitled to clinical development milestone and royalty payments on those six products. We also invested approximately $55.0 million for ordinary shares of CAT.

     Dyax. In February 2000, we entered into a license agreement with Dyax relating to Dyax' phage display and peptide technology. Under the agreement, we have the right to use Dyax' phage display technology to develop an unlimited number of therapeutic and diagnostic products that we may sell or outlicense. Over the next several years, we will pay Dyax $16.0 million for licenses and committed research support. We will provide milestone and royalty payments to Dyax on products we develop and sell or will share revenue we receive from outlicensees. The licensed technologies include Dyax' phage display technology to create peptide drugs, human monoclonal antibody drugs and in vitro diagnostic products. In addition, we have the right to require that Dyax perform research in the fields of protein separation and high-throughput screening technology. We also have rights to improvements in Dyax' phage display technology.

     Praecis. In February 2000, we entered into a collaboration agreement with Praecis relating to the field of small molecule drugs, including peptides. Under the agreement, Praecis will screen two of our targets to identify novel small molecule drugs to combat metabolic disorders and infectious diseases.

     Gene Therapy

     Transgene. In February 1998, we entered into an agreement with Transgene relating to the field of human gene therapy, including gene therapy vaccines to the extent it will not conflict with our other collaboration agreements. Under this agreement, we granted Transgene the right to license exclusively up to 10 genes. We obtained a 10% equity interest in Transgene and certain co-development and co-marketing rights. Transgene

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recently selected two genes from our database, CTGF-2 and TIMP-4, as its first two exclusive gene therapy products. CTGF-2 stimulates the formation of blood vessels and could be an effective tool in the control of coronary artery disease. TIMP-4 prevents restenosis, which is the growth of blood-vessel obstruction following an angioplasty. Our collaboration with Transgene will end in 2008.

     Vical. In February 2000, we entered into a license agreement with Vical relating to the field of gene therapy. Under this agreement, we licensed technology from Vical and granted Vical the right to license up to three genes. The agreement provides for reciprocal royalty payments. Our collaboration with Vical will end in 2004.

     Vascular Genetics. In November 1997, we entered into an agreement with Vascular Genetics whereby we granted Vascular Genetics an exclusive license in the field of gene therapy for our VEGF-2 gene. As of June 30, 2000, we held an approximately 32% equity interest in Vascular Genetics.

     MICROBIAL COLLABORATIONS

     MedImmune. We entered into a collaboration and license agreement with MedImmune in July 1995, which we amended in March and December 1997. This agreement is related to the development of drugs based upon certain infectious agents sequenced by us or TIGR or as to which we hold licenses. Programs under this agreement include the creation of vaccines and immunotherapeutics for non-encapsulated Haemophilus influenzae, Streptococcus pneumoniae, Escherichia coli, Helicobacter pylori and Borrelia burgdorferi. MedImmune recently sub-licensed the Streptococcus pneumoniae vaccine technology to SmithKline Beecham. We are entitled to a portion of the payments received by MedImmune under its sub-license.

     Pharmacia. In October 1996, we entered into an agreement with Pharmacia in which we granted to Pharmacia a nonexclusive license to conduct research and to make, use and sell products based on genes of Staphylococcus aureus and the pathogenicity islands of Escherichia coli sequenced by us.

PATENTS AND PROPRIETARY RIGHTS

     Our commercial success depends in large part on our ability to obtain patent or other intellectual property protection for genes we discover. We apply for patent protection for genes we identify by partial sequencing and, subsequently, for those genes which we fully sequence. There is substantial uncertainty as to the patentability of genes based on partial sequences. Even if patent protection is afforded for such sequences, it may not provide useful commercial advantages. Our business might be enhanced by patent protection based on partial gene sequences, but we do not believe our commercial success will be materially dependent on our ability to obtain it. We have isolated and obtained full-length sequence information for many of the genes that we or our collaborators intend to develop further and have filed, and continue to file, for patent protection based on such full-length sequences. However, we will not isolate and fully sequence a significant portion of the partial gene sequences we discover.

     The patent protection available to biotechnology firms is highly uncertain and involves complex legal and factual questions that will determine who has the right to develop a particular product. No clear policy has emerged regarding the breadth of biotechnology patents. There have been, and continue to be, intensive discussions on the scope of patent protection for both partial gene sequences and full-length genes. Some regulatory authorities question the appropriateness of patents on genes and partial gene sequences.
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The biotechnology patent situation outside the U.S. is even more uncertain and is currently undergoing review and revision in many countries. These proposals and other changes in patent laws in the U.S. and other countries may result in changes in, or different interpretations of, the patent laws that might allow others to use our discoveries or develop and commercialize our products.

     As of October 6, 2000, we had filed U.S. patent applications with respect to more than 9,000 human genes and their corresponding proteins. We have also filed U.S. patent applications with respect to all or portions of the genomes of eight infectious microorganisms and one non-infectious microorganism. As of October 6, 2000, we had 146 U.S. patents covering 107 full-length human genes. The remaining applications covering full-length genes and their corresponding proteins may not result in the issuance of any patents. Our applications may not be sufficient to meet the statutory requirements for patentability in all cases. In certain instances, we will be dependent upon our collaborators to file and prosecute patent applications.

     Washington University has identified genes through partial sequencing funded by Merck & Co. and has deposited those partial sequences in a public database. In January 1997, The Institute for Genomic Research, or TIGR, in collaboration with the National Center for Biological Information, disclosed full-length DNA sequences which are reportedly in excess of 35,000 sequences that were assembled from partial gene sequences available in publicly accessible databases or sequenced at TIGR. In addition, in June 2000, the Human Genome Project and Celera Genomics Corporation claimed to have completed an initial sequencing of the human genome, and will make this information available at no cost. All of this public disclosure might limit the scope of our claims or make unpatentable subsequent patent applications on full-length genes we file.

     Other companies or institutions have filed, and may file patent applications in the future, which attempt to patent genes similar to those covered in our patent applications, including applications based on our potential products. The Patent and Trademark Office would decide which applications merit a patent and the priority of competing patent claims. Any patent application filed by a third party may prevail over patent applications we filed, in which event the third party may require us to stop pursuing a potential product or to negotiate a royalty arrangement to pursue the potential product.

     Other parties may claim that our potential products infringe their patents. This risk will increase as the biotechnology industry expands and as other companies obtain more patents and attempt to discover genes through the use of high-speed sequencers. Other persons could bring legal actions against us to claim damages or to stop our manufacturing and marketing of the affected products. If any of these actions are successful, in addition to demanding monetary damages, these persons may require us to obtain a license in order to continue to manufacture or market the affected products. We believe that there will continue to be significant litigation in our industry regarding patent and other intellectual property rights. If we become involved in litigation, it could consume a substantial portion of our resources.

     Issued patents may not provide commercially meaningful protection against competitors. Any issued patent may not provide us with competitive advantages. Others may challenge our patents or independently develop similar products that could result in an interference proceeding in the Patent and Trademark Office. Others may be able to design around our issued patents or develop products providing effects similar to our products. In addition, others may discover uses for genes or proteins other than those uses covered in our patents, and these other uses may be separately patentable. The holder of a patent

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covering the use of an invention as to which we have a patent claim could exclude us from selling a product for a use covered by its patent.

     We rely on trade secret protection to protect our confidential and proprietary information. We believe we have developed proprietary procedures for making libraries of DNA sequences and genes. We have not sought patent protection for these procedures. We have developed a substantial database concerning genes we have identified. We have taken security measures to protect our data and continue to explore ways to further enhance the security for our data. However, we may not be able to meaningfully protect our trade secrets. While we have entered into confidentiality agreements with employees and academic collaborators, we may not be able to prevent their disclosure of these data or materials. Others may independently develop substantially equivalent information and techniques. TIGR has developed or possesses specific trade secrets important to our business, including information about sequencing procedures and genes identified by TIGR. Although TIGR also enters into confidentiality agreements with its employees, there is an additional risk that such trade secrets cannot be meaningfully protected.

COMPETITION

     We are in a race to identify, establish uses for and patent as many genes as possible and to commercialize the products we develop. Many of our potential competitors have substantially greater research and product development capabilities and financial, scientific, marketing and human resources. The Human Genome Project and Celera Genomics Corporation have recently claimed to have mapped the complete human genome, and have pledged to make their findings available to the public at no cost. We face competition from other entities using high-speed gene sequencers to discover genes, such as Incyte Genomics, Inc. and Celera Genomics Corporation. We also face competition from entities using more traditional methods to discover genes related to particular diseases, such as Amgen, Inc., Genentech, Inc., Millennium Pharmaceuticals, Inc. and other large biotechnology and pharmaceutical companies. We expect that competition in our field will continue to be intense.

     Research to identify genes is also being conducted by various institutes and U.S. and foreign government-financed entities, including British, French, German and Japanese efforts, as well as numerous smaller laboratories associated with universities or other not-for-profit entities. In addition, a number of pharmaceutical and biotechnology companies and government-financed programs are engaged or have announced the intention to engage in areas of human genome research similar to or competitive with our focus on gene discovery, and other companies are likely to enter the field.

     The gene sequencing machines we use are commercially available and are currently being used by many other companies, in some cases for business purposes that compete with us. In addition, a number of other companies have announced plans to engage in gene discovery and could acquire similar machines and develop procedures for automated sequencing of genes. Although we believe that our large-scale, automated processes and lead time provide us with a competitive advantage, any one of these companies or other entities may discover and establish a patent position in one or more genes that we have identified and might have designated or considered designating as a product candidate. Any potential products based on genes we identify will face competition both from companies developing gene-based products and from companies developing other forms of treatment for diseases that may be caused by, or related to, genes we identify.

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     We face significant competition in our product development and commercialization efforts. Although we believe that there are significant product development opportunities for both us and our collaborators based on our gene databases, competition exists among us and our collaborators to develop and commercialize products. In addition, our competitors may succeed in developing products before we do, obtaining approvals from the FDA or other regulatory agencies for such products more rapidly than we do, or developing products that are more effective than those proposed to be developed by us. Similarly, while we will share any success of our collaborators in identifying and commercializing products through royalties and co-payment arrangements, our collaborators face similar competition from other competitors who may succeed in developing products more quickly, or developing products that are more effective, than those developed by our collaborators. Certain of these competitors may be further advanced than us in developing potential products. Research and development by others may render the products that we or our collaborators may seek to develop obsolete or uneconomical or result in treatments, cures or diagnostic tests superior to any therapy or diagnostic test developed by us or our collaborators. In addition, therapies or diagnostic tests developed by us or our collaborators may not be preferred to any existing or newly developed technologies.

GOVERNMENT REGULATION

     Regulation of Pharmaceutical Products. New drugs and biological drugs are subject to regulation under the Federal Food, Drug, and Cosmetic Act. In addition to being subject to certain provisions of that Act, biologics are also regulated under the Public Health Service Act. We believe that the pharmaceutical products developed by us or our collaborators will be regulated either as biological products or as new drugs. Both statutes and their corresponding regulations govern, among other things, the testing, manufacturing, distribution, safety, efficacy, labeling, storage, record keeping, advertising and other promotional practices involving biologics or new drugs. FDA approval or other clearances must be obtained before clinical testing, and before manufacturing and marketing, of biologics and drugs.

     In addition, any gene therapy products developed by us will require regulatory approvals prior to human trials and additional regulatory approvals prior to commercialization. New human gene therapy products are subject to extensive regulation by the FDA and the Center for Biological Evaluation and Research and comparable agencies in other countries. Currently, each human-study protocol is reviewed by the FDA and, in some instances, the National Institute for Health, on a case-by-case basis. The FDA and the National Institute for Health have published guidance documents with respect to the development and submission of gene therapy protocols.

     Obtaining FDA approval has historically been a costly and time-consuming process. We may not obtain FDA approvals in a timely manner, or at all. We and our collaborators may encounter significant delays or excessive costs in our efforts to secure necessary approvals or licenses. Generally, in order to gain FDA pre-market approval, a developer first must conduct laboratory studies and animal-model studies to gain preliminary information on an agent's efficacy and to identify any safety problems. The results of these studies are submitted as a part of an investigational new drug application, which the FDA must review before human trials of an investigational drug can start. The investigational new drug application includes a detailed description of the initial animal studies and human investigation to be undertaken.

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     Laboratory studies can take several years to complete, and there is no assurance that an investigational new drug application based on such studies will ever become effective so as to permit human testing to begin. A 30-day waiting period after the receipt of each investigational new drug application is required by the FDA prior to the commencement of human testing. If the FDA has not commented on or questioned the investigational new drug application within this 30-day period, human studies may begin. If the FDA has comments or questions, it places the studies on clinical hold and the questions must be answered to the satisfaction of the FDA before human testing may begin.

     In order to commercialize pharmaceutical products, we or one of our collaborators must sponsor and file an investigational new drug application and be responsible for initiating and overseeing the human studies to demonstrate the safety and efficacy and, for a biologic product, the potency, which are necessary to obtain FDA approval of any such products. For our or our collaborator-sponsored investigational new drug applications, we or our collaborator will be required to select qualified investigators (usually physicians within medical institutions) to supervise the administration of the products, and ensure that the investigations are conducted and monitored in accordance with FDA regulations and the general investigational plan and protocols contained in the investigational new drug application. Human trials are normally done in three phases, although the phases may overlap. Phase I trials are concerned primarily with the safety and preliminary effectiveness of the drug, involve fewer than 100 subjects and may take from six months to over a year to complete. Phase II exploratory trials normally involve a few hundred patients, but in some cases may involve fewer. Phase II trials are designed primarily to demonstrate effectiveness in treating or diagnosing the disease or condition for which the drug is intended, although short-term side effects and risks in people whose health is impaired may also be examined. Phase III confirmatory trials are expanded trials with larger numbers of patients which are intended to gather the additional information for proper dosage and labeling of the drug and demonstrate its safety and effectiveness. All three phases generally take two to five years, but may take longer, to complete. Recent regulations promulgated by the FDA may shorten the time periods and reduce the number of patients required to be tested in the case of certain life-threatening diseases which lack available alternative treatments.

     The FDA receives reports on the progress of each phase of testing, and it may require the modification, suspension, or termination of trials if an unwarranted risk is presented to patients. If the FDA imposes a clinical hold, trials may not recommence without FDA authorization and then only under terms authorized by the FDA. The investigational new drug application process can thus result in substantial delay and expense. Human gene therapy products (which is one of the areas in which we are seeking to develop products) are a new category of therapeutics. Because this is a relatively new and expanding area of novel therapeutic interventions, there can be no assurance as to the length of the trial period, the number of patients the FDA will require to be enrolled in the trials in order to establish the safety, efficacy and potency of human gene therapy products, or that the data generated in these studies will be acceptable to the FDA to support marketing approval.

     After completion of trials of a new drug or biologic product, FDA marketing approval must be obtained. If the product is regulated as a biologic, the Center for Biological Evaluation and Research will require the submission and approval, depending on the type of biologic, of either a biologic license application or, in some cases, a product license application and an establishment license application before commercial marketing of the biologic. If the product is classified as a new drug, we must file a new drug application with the Center for Drug Evaluation and Research and receive approval before commercial

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marketing of the drug. The new drug application or biologic license applications must include results of product development, laboratory, animal and human studies, and manufacturing information. The testing and approval processes require substantial time and effort and there can be no assurance that the FDA will accept the new drug application or biologic license applications for filing and, even if filed, that any approval will be granted on a timely basis, if at all. In the past, new drug applications and biologic license applications submitted to the FDA have taken, on average, one to two years to receive approval after submission of all test data. If questions arise during the FDA review process, approval can take more than two years. Notwithstanding the submission of relevant data, the FDA may ultimately decide that the new drug application or biologic license application does not satisfy its regulatory criteria for approval and require additional studies. In addition, the FDA may condition marketing approval on the conduct or specific post-marketing studies to further evaluate safety and effectiveness. Rigorous and extensive FDA regulation of pharmaceutical products continues after approval, particularly with respect to compliance with cGMP, reporting of adverse effects, advertising, promotion and marketing. Discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions.

     If a developer obtains designation by the FDA of a biologic or drug as an "orphan" drug for a particular use, the developer may request small grants from the federal government to help defray the costs of qualified testing expenses in connection with the development of such drug. Orphan drug designation may be granted to drugs for rare diseases, typically defined as a disease or condition that affects populations of fewer than 200,000 individuals in the United States, and includes many genetic diseases. The first applicant who has obtained designation of a drug for a particular use as an orphan drug and then obtains approval of a marketing application for such drug for the particular use is entitled to marketing exclusivity for a period of seven years, subject to certain limitations.

     Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory approval process. Although obtaining FDA approval to market a product with an orphan drug designation can be advantageous, there can be no assurance that the scope of protection or the level of marketing exclusivity that is currently afforded by orphan drug designation will remain in effect in the future.

     Moreover, several areas in which we or our collaborators may develop products involve relatively new technology and have not been the subject of extensive product testing in humans. The regulatory requirements governing these products and related testing procedures remain uncertain. In addition, these products may be subject to substantial review by foreign governmental regulatory authorities that could prevent or delay approval in those countries. Regulatory requirements ultimately imposed on our products could limit our ability to test, manufacture and, ultimately, commercialize our products.

     We are currently conducting human trials with respect to KGF-2, MPIF-1 and BLyS. Trials for VEGF-2 are being conducted by Vascular Genetics and have been temporarily suspended at FDA request. We are conducting preclinical trials with respect to other proteins and expect to continue to conduct preclinical and clinical studies with respect to additional potential products, as permitted under our collaboration agreements. Accordingly, we are beginning to incur significant expenses with respect to our laboratory, animal and human studies. We cannot assure you that the trials will lead to our successful

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development of any products. As further studies are conducted, we may choose to abandon particular projects that we might have previously considered promising.

     Other. Ethical, social and legal concerns about gene therapy, genetic testing and genetic research could result in additional regulations restricting or prohibiting the processes we or our suppliers may use. Federal and state agencies, congressional committees and foreign governments have expressed interest in further regulating biotechnology. More restrictive regulations or claims that our products are unsafe or pose a hazard could prevent us from commercializing any products.

     In addition to the foregoing, state and federal laws regarding environmental protection and hazardous substances, including the Occupational Safety and Health Act, the Resource Conservation and Recovery Act and the Toxic Substances Control Act, affect our business. These and other laws govern our use, handling and disposal of various biological, chemical and radioactive substances used in, and wastes generated by, our operations. If our operations result in contamination of the environment or expose individuals to hazardous substances, we could be liable for damages and governmental fines. We believe that we are in material compliance with applicable environmental laws and that our continued compliance therewith will not have a material adverse effect on our business. We cannot predict, however, how changes in these laws may affect our future operations.

SOURCES OF SUPPLY

     We currently depend on a single supplier, Applied Biosystems, a division of PE Corporation, to provide all our gene sequencing machines and some of the chemicals we require for our gene sequencing process. PE Corporation owns Celera Genomics Corporation, which has recently claimed to have mapped the entire human genome and could potentially be one of our competitors. We have not experienced problems in obtaining either gene sequencing machines or chemicals in a timely manner. While other gene sequencing machines are available, we do not believe they are as efficient as the machines we currently use. We have entered into agreements with PE Corporation that set price schedules for the chemicals we use, subject to adjustment if we do not meet minimum purchase requirements. For one enzyme we are obligated to purchase and PE Corporation is obligated to sell a stated quantity at a fixed price. We order these chemicals by submitting purchase orders at the time of purchase. Gene sequencing machines or chemicals may not remain available in commercial quantities at acceptable costs. If we are unable to obtain additional machines or an adequate supply of chemicals or other ingredients at commercially reasonable rates, our ability to continue to identify genes through gene sequencing in accordance with our current business plan would be adversely affected.

     We have contracted for the manufacture of therapeutic proteins for testing and development. We will be dependent on third party manufacturers for our supply of therapeutic proteins until we are able to produce sufficient therapeutic proteins at our leased facility that was substantially completed in February 1999. Any failure or delay in supplying therapeutic proteins could affect the timing of laboratory and human trials and could delay submission of products for regulatory approval.

MANUFACTURING

     We have developed in-house capabilities for the production and purification of laboratory-produced proteins for use in our research activities, but do not have any

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manufacturing facilities licensed to supply materials suitable for commercial sale, or any experience in manufacturing materials suitable for commercial sale. From time to time, we may depend on third parties for manufacturing. If we need others to manufacture our products, we will depend on those third parties to comply with current good manufacturing practices, known as cGMPs, and other regulatory requirements and to deliver materials on a timely basis. These third parties may not perform adequately. Any failures by these third parties may delay our development of products or their submission for regulatory approval.

     During 1997 and 1998, we designed and the Maryland Economic Development Corporation constructed a process development and manufacturing facility for the preparation of our proteins for human studies. The facility comprises approximately 84,000 square feet, with construction of an additional 43,000 square foot expansion recently completed, and is located in the Johns Hopkins Belward Research Campus near our offices and research laboratories. We completed the original facility in 1999. We designed the facility to allow for the production and purification of multiple laboratory-produced proteins. We intend to use the facility for production of laboratory and human study supplies of our therapeutic proteins and for process development and scale-up. The FDA must inspect and license this facility to determine compliance with cGMP requirements for commercial production. A delay in licensing of the facility could delay or increase the cost of regulatory approval. We may not be able to successfully establish manufacturing capabilities and manufacture our products economically or in compliance with cGMPs and other regulatory requirements. We have entered into a long-term lease arrangements with the Maryland Economic Development Corporation for the facility and the expansion.

     Our long-range plan is to establish additional manufacturing capabilities to allow us to meet our full commercial manufacturing requirements. While we intend to expand our manufacturing capabilities, we may contract with third party manufacturers or may develop products with partners and take advantage of such partner's manufacturing capabilities. We may not be able to successfully establish manufacturing capabilities or manufacture our products economically or in compliance with cGMPs and other regulatory requirements.

MARKETING

     We do not currently have any marketed products. We expect that in the future we will rely at least partially on collaborators or on third parties with whom we may contract to market any products that we may develop. Our collaborators or other third parties may not be successful in marketing our products. To date, we have collaborated with SmithKline Beecham, Schering-Plough and others. However, we also may co-promote or retain U.S. marketing rights to certain of our products. If we decide to market products directly, we will incur significant additional expenditures and commit significant additional management resources to develop an external sales force and implement our marketing strategy. We may not be able to establish a successful marketing force.

EMPLOYEES

     As of October 6, 2000, we had 609 full-time employees, of whom 483 were in research and development, including 100 scientists holding doctoral degrees. We anticipate hiring approximately 90 additional employees during the next six months, including research and development staff, process development and manufacturing personnel, and medical and regulatory affairs and strategic marketing staff. None of our employees is covered by a collective bargaining agreement and we consider relations with our employees to be good.

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PROPERTIES

     We currently lease approximately 204,000 square feet of laboratory and office space in six buildings in Rockville, Maryland. Our leased space includes approximately 151,000 square feet of laboratory space and approximately 53,000 square feet of administrative office space. An additional 50,000 square feet of leased administrative office space is currently under construction. We have entered into long-term leases for our 84,000 square foot process-development and manufacturing facility and a 43,000 square foot expansion. We have recently completed construction of the expansion and started construction of a 51,000 square foot leased building that will house additional process development and manufacturing personnel. We have entered into an agreement to acquire approximately 50 acres of land for the development of future laboratory and office facilities. We believe that our properties are generally in good condition, are well maintained, and are generally suitable and adequate to carry on our business.

LITIGATION

     We are not party to any material legal proceedings.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement dated October 26, 2000, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, Goldman, Sachs & Co., Lehman Brothers Inc., CIBC World Markets Corp., J.P. Morgan Securities Inc. and Dain Rauscher Incorporated are acting as representatives, the following respective numbers of shares of common stock.

                        UNDERWRITER                          NUMBER OF SHARES
                        -----------                          ----------------
Credit Suisse First Boston Corporation.....................      4,268,000
Goldman, Sachs & Co........................................      1,867,250
Lehman Brothers Inc........................................      1,867,250
CIBC World Markets Corp....................................      1,067,000
J.P. Morgan Securities Inc. ...............................      1,067,000
Dain Rauscher Incorporated.................................        533,500
Needham & Company, Inc.....................................        165,000
Prudential Securities Incorporated.........................        165,000
                                                                ----------
          Total............................................     11,000,000
                                                                ==========

     The underwriting agreement provides that the underwriters are obligated to purchase all of the shares if any are purchased, other than those covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitment of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

     We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 1,650,000 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

     The underwriters propose to offer the common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a concession of $1.69 per share. The underwriters and selling group members may allow a discount of $0.10 for share sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

     The following table summarizes the compensation and estimated expenses we will pay.

                                             PER SHARE                           TOTAL
                                  -------------------------------   -------------------------------
                                     WITHOUT            WITH           WITHOUT            WITH
                                  OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                  --------------   --------------   --------------   --------------
Underwriting Discounts and
  Commissions paid by us........      $2.81            $2.81         $30,910,000      $35,546,500
Expenses payable by us..........      $0.05            $0.04         $   500,000      $   500,000

     We have agreed that we will not offer, sell, contract to sell, announce our intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act (other than amendments to our registration statements which are effective on the date of this prospectus) relating to, any shares of common stock or any securities convertible into, or exchangeable or exercisable for, any shares of common stock, in each case for a period of 90 days after the date of this prospectus supplement, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation, provided, however, that (1) we may issue and sell common stock pursuant to any employee stock option plan, directors' stock option plan, stock ownership plan or dividend reinvestment plan in effect on the date of this prospectus and
(2) we may issue common stock upon the conversion of securities or the exercise of warrants outstanding on the date of this prospectus.

     Our executive officers and directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible into or exchangeable or exercisable for any shares of common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of common stock, whether any such aforementioned transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 60 days after the date of this prospectus supplement.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act or contribute to payments that they may be required to make in that respect.

     In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

     - In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     A prospectus supplement in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

     Credit Suisse First Boston Corporation has engaged in transactions with and performed various investment banking and other services for us in the past and may do so from time to time in the future. Credit Suisse First Boston Corporation acted as the initial purchaser in connection with our private placements of convertible subordinated notes in June 1999, December 1999, February 2000, and March 2000 and as the dealer manager in connection with the offer we made to holders of convertible subordinated notes from our June 1999 private placement.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

     - the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

     - where required by law, that the purchaser is purchasing as principal and not as agent, and

     - the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers, as well as the experts named herein, may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser in this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed for common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     Piper Marbury Rudnick & Wolfe LLP, Baltimore, Maryland, will provide us with an opinion as to legal matters in connection with the common stock offered by this prospectus. Cravath, Swaine & Moore, New York, New York, will pass upon legal matters for the underwriters.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our financial statements included in our annual report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in this registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                 $1,000,000,000
                          HUMAN GENOME SCIENCES, INC.
                             ----------------------
                                  Common Stock
                                Preferred Stock
                                Debt Securities
                       Warrants to Purchase Common Stock,
                       Preferred Stock or Debt Securities
                             ----------------------

     We will provide the specific terms for each of these securities in supplements to this prospectus. You should read carefully this prospectus and any supplement before you invest.

     Our common stock is listed on the Nasdaq National Market under the symbol "HGSI." No trading market currently exists for any of the other securities we are registering.

                             ----------------------

     INVESTING IN OUR SECURITIES INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

     THIS PROSPECTUS MAY NOT BE USED TO COMPLETE SALES OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                             ----------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is October 19, 2000.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
RISK FACTORS................................................    1
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION..........    1
HUMAN GENOME SCIENCES.......................................    2
ABOUT THIS PROSPECTUS.......................................    3
RATIO OF EARNINGS TO FIXED CHARGES..........................    3
IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS.........    4
USE OF PROCEEDS.............................................    4
SECURITIES WE MAY OFFER.....................................    5
DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK.............    5
DESCRIPTION OF DEBT SECURITIES..............................    8
DESCRIPTION OF WARRANTS.....................................   15
PLAN OF DISTRIBUTION........................................   17
LEGAL MATTERS...............................................   18
EXPERTS.....................................................   18
WHERE YOU CAN FIND MORE INFORMATION.........................   18
INCORPORATION BY REFERENCE..................................   19

                           -------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                           -------------------------

                                  RISK FACTORS

     Investing in our securities involves risk. Please see the risk factors described under the caption "Factors That May Affect Our Business" beginning on page 20 of our Annual Report on Form 10-K for the year ended December 31, 1999, which is incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This prospectus, any prospectus supplement and the documents we incorporate by reference contain forward-looking statements. We generally identify forward-looking statements using words like "believe," "intend," "expect," "may," "should," "plan," "project," "contemplate," "anticipate" or similar statements. We base these statements on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual results may differ significantly from the results discussed in these forward-looking statements.

                             HUMAN GENOME SCIENCES

     We research and develop novel compounds for treating and diagnosing human disease based on the identification and study of genes. The sequence in which chemicals appear in a gene controls its biological function and effect. We use automated high-speed technology to discover these sequences and generate a large collection of partial human gene sequences. We believe that our collection includes most of the genes responsible for producing proteins in the human body. We also possess one of the largest databases of the genes of humans and microbes, which we refer to as our "genomic database." We believe we have created a broad base of product opportunities based on our genomic database.

     We began our work in the genetics industry by identifying and cataloging genes. We have since focused primarily on the research and development of proteins for the treatment of human disease. We use our advanced computer system to identify the most promising product candidates. We are able to analyze partial gene sequences and identify the genes corresponding to partial and full-length gene sequences and the proteins made by those genes. We have isolated and characterized thousands of full-length genes and purified more than 375 potential proteins for the treatment of human disease. We have recently expanded our use of antibodies and other technologies to increase the opportunities created by our genomic database.

     We have a two-pronged commercialization strategy:

     - Product Development and Commercialization. We use our in-house resources to research and develop proteins that can be produced on a large scale and used to treat and diagnose disease. Generally, our strategy is to develop potential products to a late stage of testing in the laboratory or an early stage of studies in humans, and then to collaborate with pharmaceutical or biotechnology companies for further development and commercialization of our products.

     - Corporate Collaborations. We increase our capabilities by collaborating with pharmaceutical and biotechnology companies for the development and commercialization of new products. We believe that these arrangements enable us to focus our in-house resources on a select number of product candidates while still exploiting the broader product opportunities created by our genomic database.

                           -------------------------

     We are a Delaware corporation. Our headquarters are located at 9410 Key West Avenue, Rockville, Maryland 20850-3338. Our telephone number is (301) 309-8504.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may offer, from time to time, in one or more offerings:

     - shares of our common stock;

     - shares of our preferred stock;

     - our debt securities; or

     - warrants to purchase our common stock, preferred stock or debt securities.

     The total offering price of these securities will not exceed $1,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities we offer. We may also add, update or change information contained in this prospectus with the prospectus supplement.

     We will sell the securities to or through underwriters, dealers or agents or directly to purchasers. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. We will provide the names of any underwriters, dealers or agents involved in the sale of the securities, and any applicable fee, commission or discount arrangements with them. See "Plan of Distribution."

                       RATIO OF EARNINGS TO FIXED CHARGES
                                 (in thousands)

     We present below the ratio of our earnings to our fixed charges. Earnings consist of net loss plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs, and that portion of rental expense we believe to be representative of interest.

                                                           FOR THE SIX MONTHS ENDED
                                                                   JUNE 30,
                                                           ------------------------
                                                              2000          1999
                                                           ----------    ----------
Deficiency of earnings available to cover fixed
  charges................................................   $(77,665)     $(14,276)

                                         FOR THE YEARS ENDED DECEMBER 31,
                                ---------------------------------------------------
                                  1999       1998       1997      1996       1995
                                --------   --------   --------   -------   --------
Deficiency of earnings
  available to cover fixed
  charges.....................  $(41,944)  $(22,957)  ($21,148)  $(7,559)  $(32,719)

                 IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In December 1999, the SEC issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements," which provides guidance related to revenue recognition. The SEC delayed the required effective date of SAB 101 until the fourth fiscal quarter of fiscal years beginning after December 15, 1999, which is our fourth quarter of 2000. SAB 101 requires companies to report any changes in revenue recognition as a cumulative change in accounting principle at the time of implementation in accordance with APB Opinion No. 20, "Accounting Changes."

     Historically we have recognized non-refundable license fees, research payments, additional payments and milestone payments in connection with collaboration agreements when the revenue is earned in accordance with the applicable performance requirements and/or contractual terms. This revenue recognition policy was applicable to certain agreements we entered into with Schering-Plough, Sanofi-Synthelabo and Merck KGaA during 1996. We recognized revenue under these agreements when we had performed all significant obligations and the customer was obligated to pay. We generally considered any remaining performance obligations, such as maintaining access to our genomic databases, as insignificant. However, SAB 101 provides guidance that indicates revenue recognition over the collaboration term is generally the preferred treatment for all fees, regardless of the significance of remaining performance obligations.

     We are currently in the process of evaluating the impact SAB 101 will have on our financial position and results of operations. Based upon the proposed implementation schedule of SAB 101, we have preliminarily determined that we will record a cumulative effect of a change in accounting principle of between $8 million and $13 million as a charge to earnings during the fourth quarter of 2000. We expect to recognize an equivalent amount as revenue over the remaining term of the applicable agreements, which will be during the first and second quarters of 2001.

                                USE OF PROCEEDS

     Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of the securities to initiate and expand laboratory and human studies, to enhance ongoing research and development efforts, to pursue patent coverage for genes and proteins, to operate and expand our process development and manufacturing facility, to acquire complementary products or companies and for general corporate purposes.

     When we offer a particular series of securities, we will describe the intended use of the net proceeds from that offering in a prospectus supplement.

     The actual amount of net proceeds we spend on a particular use will depend on many factors, including:

     - our future revenue growth, if any;

     - our future capital expenditures; and

     - the amount of cash required by our operations.

     Many of these factors are beyond our control. Therefore, we will retain broad discretion in the use of the net proceeds.

                            SECURITIES WE MAY OFFER

     We may offer shares of common stock, shares of preferred stock, debt securities or warrants to purchase common stock, preferred stock or debt securities, or any combination of the foregoing, either individually or as units consisting of one or more securities. We may offer up to $1,000,000,000 of securities under this prospectus. If we offer securities as units, we will describe the terms of the units in a prospectus supplement.

                DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

     We describe below the common stock and preferred stock we may offer under this prospectus. The terms we summarize below will apply generally to any future common stock or preferred stock that we may offer. We will describe the particular terms of these securities in more detail in a prospectus supplement.

COMMON STOCK

     We are authorized to issue 250,000,000 shares of common stock. Each stockholder of record is entitled to one vote for each outstanding share of our common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. After we satisfy the dividend rights of holders of any preferred stock, we will pay holders of common stock any dividend declared by our board out of funds legally available for that purpose. After we pay liquidation preferences to holders of any preferred stock, we will pay to holders of common stock, on a pro rata basis, all our remaining assets available for distribution to stockholders in the event of our liquidation, dissolution or winding up. Holders of common stock have no preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. In the future, we may designate and issue shares of a series of preferred stock with rights, preferences and privileges senior to those of our common stock.

PREFERRED STOCK

     We are authorized to issue, without stockholder approval, up to 20,000,000 shares of preferred stock having rights senior to those of our common stock. Our board may issue the preferred stock in one or more series and fix and designate the rights, preferences, privileges and restrictions of the preferred stock, including:

     - dividend rights;

     - conversion rights;

     - voting rights;

     - redemption rights and terms of redemption; and

     - liquidation preferences.

     Our board may fix the number of shares constituting any series and the designations of these series. We have issued rights that are in some cases exercisable for shares of our junior participating preferred stock. See
"-- Rights Agreement."

     We will fix the rights, preferences, privileges and restrictions of the preferred stock of each series by a certificate of designation relating to each series. We will specify the terms of the preferred stock in a prospectus supplement, including:

     - the maximum number of shares in the series and the distinctive designation;

     - the terms on which dividends will be paid, if any;

     - the terms on which the shares may be redeemed, if at all;

     - the liquidation preference, if any;

     - the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

     - the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

     - the voting rights, if any, on the shares of the series; and

     - any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares.

     We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. We urge you to read the applicable certificate of designation and the description in the prospectus supplement. We will describe in the prospectus supplement the U.S. federal income tax consequences relating to the preferred stock.

     Our issuance of preferred stock may have the effect of delaying or preventing a change in control. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock.

POSSIBLE ANTI-TAKEOVER EFFECTS

     We have adopted provisions in our certificate of incorporation and bylaws to enhance the likelihood of continuity and stability in the composition of our board and its policies. In addition, provisions of Delaware law may hinder or delay an attempted takeover of our company other than through negotiation with our board. These provisions could discourage attempts to acquire us or remove our management even if some or a majority of our stockholders believe this action to be in their best interest. These provisions could discourage attempts that might result in our stockholders' receiving a premium over the market price of their shares of common stock.

     Classified Board of Directors; Removal, Vacancies. We have divided our board into three classes of directors serving staggered three-year terms. The classification of directors makes it more difficult for stockholders to change the composition of our board in a relatively short period of time. Our directors may be removed only for cause. In addition, we may fill vacancies and newly created directorships resulting from any increase in the size of our board only by the affirmative vote of a majority of the directors then in office, a quorum or by a sole remaining director. Thus, stockholders may be unable to remove incumbent directors without cause and fill the resulting vacancies with their own nominees.

     Special Stockholders' Meetings. Unless otherwise required by statute, only the following persons may call a special meeting of stockholders:

     - our board or our chairman or president; or

     - the holders of at least a majority of our securities outstanding and entitled to vote generally in the election of directors.

     Section 203 of Delaware Law. In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation's voting stock. These provisions could have the effect of delaying, deferring or preventing a change in control of our company or reducing the price that certain investors might be willing to pay in the future for shares of our common stock.

RIGHTS AGREEMENT

     Our board has adopted a rights plan. As a result, we issued one preferred share purchase right for each outstanding share of common stock. We will issue one preferred share purchase right for each additional share of common stock that we issue. The rights become exercisable ten days after a person or group acquires 15%, or 20% in the case of some of our stockholders, or more of our outstanding common stock or commences or announces a tender or exchange offer which would result in such ownership. A holder of a right that becomes exercisable may purchase one four-thousandth of a share of our junior participating preferred stock, par value $.01 per share, at a price of $250.00 per one four-thousandth of a share, subject to adjustment.

     If any person acquires 15%, or 20% in the case of some of our stockholders, or more of our outstanding common stock, each right not owned by that person would permit the purchase, for the exercise price, of our common stock having a market value of twice the exercise price. After the rights become exercisable, if we are acquired through a merger or other business combination transaction or 50% or more of our assets or earning power is sold, a holder of a right may purchase, for the exercise price, common stock of the acquiring company having a market value of twice the exercise price.

     The rights expire on May 20, 2008, unless we redeem or exchange the rights before that time. The purchase price payable and the shares of preferred stock issuable upon exercise of the rights are subject to adjustment as described in the rights agreement. In addition, our board may redeem the rights, at $0.00025 per right, or replace the rights with new rights at any time. Our board may not redeem the rights after a person or group acquires 15%, or 20% in the case of some of our stockholders, or more of our outstanding common stock.

     Shares of this preferred stock, when issued upon exercise of the rights, will be non-redeemable and will rank junior to all series of any other class of preferred stock. Each share of this preferred stock will receive a cumulative preferential quarterly dividend payment equal to the greater of $250.00 per share or 4,000 times the dividend declared per share of common stock. In the event of liquidation, a holder of a share of this preferred

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

stock will receive a preferential liquidation payment equal to the greater of $4,000 per share or 4,000 times the payment made per share of common stock. A holder of a share of this preferred stock will receive 4,000 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which common stock is exchanged, a holder of a share of this preferred stock will receive 4,000 times the amount received per share of common stock. These rights are subject to anti-dilution adjustments.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, New York, New York.

                         DESCRIPTION OF DEBT SECURITIES

     We may offer any combination of senior debt securities or subordinated debt securities. Debt securities are unsecured obligations to repay advanced funds. We may issue senior debt securities and subordinated debt securities under separate indentures between us, as issuer, and the trustee or trustees identified in the prospectus supplement. We filed the form for each type of indenture as an exhibit to the registration statement of which this prospectus is a part.

     We will describe the particular terms of any debt securities we may offer in a prospectus supplement. The following summaries of the debt securities and the indentures are not complete. We urge you to read the indentures and the description of the debt securities included in the prospectus supplement.

GENERAL

     We may issue an unlimited principal amount of debt securities in separate series. We may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities will have terms that are consistent with the indentures. Unless the prospectus supplement indicates otherwise, senior debt securities will be unsecured and unsubordinated obligations and will rank equal with all our other unsecured and unsubordinated debt. We will make payments on our subordinated debt securities only if we have made all payments due under our senior indebtedness, including any outstanding senior debt securities.

     The indentures might not limit the amount of other debt that we may incur and might not contain financial or similar restrictive covenants. The indentures might not contain any provision to protect holders of debt securities against a sudden or dramatic decline in our ability to pay our debt.

     We will describe the debt securities and the price or prices at which we will offer the debt securities in a prospectus supplement. We will describe:

     - the title and form of the debt securities;

     - any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

     - the person to whom any interest on a debt security of the series will be paid;

     - the date or dates on which we must repay the principal;

     - the rate or rates at which the debt securities will bear interest, if any, the date or dates from which interest will accrue, and the dates on which we must pay interest;

     - if applicable, the duration and terms of the right to extend interest payment periods;

     - the place or places where we must pay the principal and any premium or interest on the debt securities;

     - the terms and conditions on which we may redeem any debt security, if at all;

     - any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

     - the denominations in which we may issue the debt securities;

     - the manner in which we will determine the amount of principal of or any premium or interest on the debt securities;

     - the currency in which we will pay the principal of and any premium or interest on the debt securities;

     - the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

     - the amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon any maturity or that will be deemed to be outstanding as of any date;

     - if applicable, that the debt securities are defeasible and the terms of defeasance;

     - if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, shares of common stock or other securities or property;

     - whether we will issue the debt securities in the form of one or more global securities and, if so, the depositary and terms for the global securities;

     - the subordination provisions that will apply to any subordinated debt securities;

     - any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable; and

     - any addition to or change in the covenants in the indentures.

     We may sell the debt securities at a substantial discount below their stated principal amount. We will describe U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An "original issue discount security" is any debt security sold for less than its face value, and which provides that the holder cannot receive the full face value if maturity is accelerated. We will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default in the prospectus supplement. In addition, we will describe U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than U.S. dollars in the prospectus supplement.

CONVERSION AND EXCHANGE RIGHTS

     If applicable, we will describe the terms on which you may convert debt securities into or exchange them for common stock or other securities or property in the prospectus

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

supplement. The conversion or exchange may be mandatory or may be at your option. We will describe how to calculate the number of shares of common stock or other securities or property that you will receive upon conversion or exchange.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     We will pay the indebtedness underlying the subordinated debt securities only if we have made all payments due under our senior indebtedness, including any outstanding senior debt securities. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. If an event of default accelerates the subordinated debt securities, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. If the payment of subordinated debt securities accelerates because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration.

     If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors. The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.

FORM, EXCHANGE AND TRANSFER

     We will issue debt securities only in fully registered form, without coupons, and only in denominations of $1,000 and integral multiples thereof. The holder of a debt security may elect, subject to the terms of the indentures and the limitations applicable to global securities, to exchange them for other debt securities of the same series of any authorized denomination and of similar terms and aggregate principal amount.

     Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer duly executed, at the office of the transfer agent we designate for that purpose. We will not impose a service charge for any registration of transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We will name the transfer agent in the prospectus supplement. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place in which we will pay on debt securities.

     If we redeem the debt securities, we will not be required to issue, register the transfer of or exchange any debt security during a specified period prior to mailing a notice of redemption. We are not required to register the transfer of or exchange any debt security selected for redemption, except the unredeemed portion of the debt security being redeemed.

GLOBAL SECURITIES

     The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of all debt securities of that series. We will deposit each global security with a depositary or a custodian. The global security will bear a legend regarding the restrictions on exchanges and registration of transfer.

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

     No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary or any nominee or successor of the depositary unless:

     - the depositary is unwilling or unable to continue as depositary; or

     - the depository is no longer in good standing under the Exchange Act or other applicable statute or regulation.

     The depositary will determine how all securities issued in exchange for a global security will be registered.

     As long as the depositary or its nominee is the registered holder of a global security, we will consider the depositary or the nominee to be the sole owner and holder of the global security and the underlying debt securities. Except as stated above, owners of beneficial interests in a global security will not have the global security or any debt security registered in their names, will not receive physical delivery of certificated debt securities and will not be considered to be the owners or holders of the global security or underlying debt securities. We will make all payments of principal, premium and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that some purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interests in a global security.

     Only institutions that have accounts with the depositary or its nominee and persons that hold beneficial interests through the depositary or its nominee may own beneficial interests in a global security. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Your ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant.

     The policies and procedures of the depositary may govern payments, transfers, exchanges and others matters relating to beneficial interests in a global security. We and the trustee will assume no responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a global security.

PAYMENT AND PAYING AGENTS

     Unless we indicate otherwise, we will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest. Unless we indicate otherwise, we will pay principal and any premium or interest on the debt securities at the office of our designated paying agent. Unless we indicate otherwise, the corporate trust office of the trustee will be the paying agent for the debt securities.

     We will name any other paying agents for the debt securities of a particular series in the prospectus supplement. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.

     The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified

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

period. Thereafter, the holder may look only to us for payment, as an unsecured general creditor.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Under the terms of the indentures, so long as any securities remain outstanding, we may not consolidate or enter into a share exchange with or merge into any other person, in a transaction in which we are not the surviving corporation, or sell, convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

     - the successor assumes our obligations under the debt securities and the indentures; and

     - we meet the other conditions described in the indentures.

EVENTS OF DEFAULT

     Each of the following will constitute an event of default under each indenture:

     - failure to pay the principal of or any premium on any debt security when due;

     - failure to pay any interest on any debt security when due, for more than a specified number of days past the due date;

     - failure to deposit any sinking fund payment when due;

     - failure to perform any covenant or agreement in the indenture that continues for a specified number of days after written notice has been given by the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of that series;

     - certain events in bankruptcy, insolvency or reorganization; and

     - any other event of default specified in the prospectus supplement.

     If an event of default occurs and continues, both the trustee and holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived.

     Except for certain duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. If they provide this indemnification, the holders of a majority in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

     No holder of a debt security of any series may institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

     - the holder has previously given the trustee written notice of a continuing event of default;

     - the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request upon the trustee, and have offered reasonable indemnity to the trustee, to institute the proceeding; and

     - the trustee has failed to institute the proceeding for a specified period of time after its receipt of the notification; and

     - the trustee has not received a direction inconsistent with the request within a specified number of days.

MODIFICATION AND WAIVER

     We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

     - to fix any ambiguity, defect or inconsistency in the indenture; and

     - to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

     In addition, under the indentures, we and the trustee may change the rights of holders of a series of notes with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may only make the following changes with the consent of the holder of any outstanding debt securities affected:

     - extending the fixed maturity of the series of notes;

     - reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption, of any debt securities; or

     - reducing the percentage of debt securities the holders of which are required to consent to any amendment.

     The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of principal, premium or interest on any debt security of that series or in respect of a covenant or provision of the indenture that cannot be amended without each holder's consent.

     Except in certain limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In certain limited circumstances, the trustee may set a record date. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.

DEFEASANCE

     We may apply the provisions in the indentures relating to defeasance and discharge of indebtedness, or to defeasance of certain restrictive covenants, to the debt securities of any series. The indentures provide that, upon satisfaction of the requirements described below, we may terminate all of our obligations under the debt securities of any series and the applicable indenture, known as legal defeasance, other than our obligation:

     - to maintain a registrar and paying agents and hold moneys for payment in trust;

     - to register the transfer or exchange of the notes; and

     - to replace mutilated, destroyed, lost or stolen notes.

In addition, we may terminate our obligation to comply with any restrictive covenants under the debt securities of any series or the applicable indenture, known as covenant defeasance.

     We may exercise our legal defeasance option even if we have previously exercised our covenant defeasance option. If we exercise either defeasance option, payment of the notes may not be accelerated because of the occurrence of events of default.

     To exercise either defeasance option as to debt securities of any series, we must irrevocably deposit in trust with the trustee money and/or obligations backed by the full faith and credit of the U.S. that will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants to pay the principal of, premium, if any, and each installment of interest on the debt securities. We may establish this trust only if:

     - no event of default has occurred and continues to occur;

     - in the case of legal defeasance, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling or there has been a change in law, which in the opinion of our counsel, provides that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

     - in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and

     - we satisfy other customary conditions precedent described in the applicable indenture.

NOTICES

     We will mail notices to holders of debt securities as indicated in the prospectus supplement.

TITLE

     We may treat the person in whose name a debt security is registered as the absolute owner, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.

GOVERNING LAW

     The indentures and the debt securities will be governed by and construed in accordance with the laws of the state of New York.

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

                            DESCRIPTION OF WARRANTS

WARRANT TO PURCHASE COMMON STOCK OR PREFERRED STOCK

     The following summarizes the terms of common stock warrants and preferred stock warrants we may issue. We urge you to read the detailed provisions of the stock warrant agreement that we will enter into with a stock warrant agent we select at the time of issue.

     General. We may issue stock warrants evidenced by stock warrant certificates under a stock warrant agreement independently or together with any securities we offer by any prospectus supplement. If we offer stock warrants, we will describe the terms of the stock warrants in a prospectus supplement, including:

     - the offering price, if any;

     - the number of shares of common or preferred stock purchasable upon exercise of one stock warrant and the initial price at which the shares may be purchased upon exercise;

     - if applicable, the designation and terms of the preferred stock purchasable upon exercise of the stock warrants;

     - the dates on which the right to exercise the stock warrants begins and expires;

     - U.S. federal income tax consequences;

     - call provisions, if any;

     - the currencies in which the offering price and exercise price are payable; and

     - if applicable, any antidilution provisions.

     Exercise of Stock Warrants. You may exercise stock warrants by surrendering to the stock warrant agent the stock warrant certificate, which indicates your election to exercise all or a portion of the stock warrants evidenced by the certificate. You must pay the exercise price by cash or check when you surrender your stock warrant certificate. The stock warrant agent will deliver certificates evidencing duly exercised stock warrants to the transfer agent. Upon receipt of the certificates, the transfer agent will deliver a certificate representing the number of shares of common stock or preferred stock purchased. If you exercise fewer than all the stock warrants evidenced by any certificate, the stock warrant agent will deliver a new stock warrant certificate representing the unexercised stock warrants.

     No Rights as Stockholders. Holders of stock warrants are not entitled to vote, to consent, to receive dividends or to receive notice as stockholders with respect to any meeting of stockholders, or to exercise any rights whatsoever as stockholders.

WARRANTS TO PURCHASE DEBT SECURITIES

     The following summarizes the terms of the debt warrants we may offer. We urge you to read the detailed provisions of the debt warrant agreement that we will enter into with a debt warrant agent we select at the time of issue.

     General. We may issue debt warrants evidenced by debt warrant certificates independently or together with any securities offered by any prospectus supplement. If we

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

offer debt warrants, we will describe the terms of the warrants in a prospectus supplement, including:

     - the offering price, if any;

     - the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the warrants and the terms of the indenture under which the debt securities will be issued;

     - if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of debt warrants issued with each debt security;

     - if applicable, the date on and after which the debt warrants and any related securities will be separately transferable;

     - the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which the principal amount of debt securities may be purchased upon exercise;

     - the dates on which the right to exercise the debt warrants begins and expires;

     - U.S. federal income tax consequences;

     - whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

     - the currencies in which the offering price and exercise price are payable; and

     - if applicable, any antidilution provisions.

     You may exchange debt warrant certificates for new debt warrant certificates of different denominations and may present debt warrant certificates for registration of transfer at the corporate trust office of the debt warrant agent, which we will list in the prospectus supplement. You will not have any of the rights of holders of debt securities, except to the extent that the consent of warrantholders may be required for certain modifications of the terms of an indenture or form of the debt security and the series of debt securities issuable upon exercise of the debt warrants. In addition, you will not receive payments of principal of and interest, if any, on the debt securities unless you exercise your debt warrant.

     Exercise of Debt Warrants. You may exercise debt warrants by surrendering to the debt warrant agent the debt warrant certificate, with payment in full of the exercise price. Upon the exercise of debt warrants, the debt warrant agent will, as soon as practicable, deliver to you the debt securities in authorized denominations in accordance with your instructions and at your sole cost and risk. If you exercise fewer than all the debt warrants evidenced by any debt warrant certificate, the agent will deliver to you a new debt warrant certificate representing the unexercised debt warrants.

                              PLAN OF DISTRIBUTION

     We may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers. We will describe the terms of the offering of the securities in a prospectus supplement, including:

     - the name or names of any underwriters, if any;

     - the purchase price of the securities and the proceeds we will receive from the sale;

     - any underwriting discounts and other items constituting underwriters' compensation;

     - any initial public offering price;

     - any discounts or concessions allowed or reallowed or paid to dealers; and

     - any securities exchange or market on which the securities may be listed.

     Only underwriters we name in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

     If we use underwriters in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

     We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

     We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

     We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

     All securities we offer other than common stock will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

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

                                 LEGAL MATTERS

     Piper Marbury Rudnick & Wolfe LLP, Baltimore, Maryland, will provide us with an opinion as to legal matters in connection with the securities we are offering.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our financial statements included in our annual report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in this registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC under the Securities Act a registration statement on Form S-3. This prospectus does not contain all of the information contained in the registration statement, certain portions of which have been omitted under the rules of the SEC. We also file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The Exchange Act file number for our SEC filings is 000-22962. You may read and copy the registration statement and any other document we file at the following SEC public reference rooms:

Judiciary Plaza         500 West Madison Street  7 World Trade Center
450 Fifth Street, N.W.  14th Floor               Suite 1300
Rm. 1024                Chicago, Illinois 60661  New York, New York 10048
Washington, D.C. 20549

     You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. Our SEC filings are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. Our common stock is listed on the Nasdaq National Market under the symbol "HGSI." You may read and copy our SEC filings and other information at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference any filings we make with the SEC after the date of this prospectus under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. We also incorporate by reference the documents listed below:

     - Annual Report on Form 10-K for the year ended December 31, 1999;

     - Quarterly Reports on Form 10-Q for the three months ended March 31, 2000 and June 30, 2000;

     - Current Reports on Form 8-K filed on February 2, 2000, March 3, 2000, March 13, 2000, March 24, 2000 and September 21, 2000; and

     - Description of Common Stock contained in Form 8-A filed pursuant to the Exchange Act.

     We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at: 9410 Key West Avenue, Rockville, Maryland 20850, (301) 309-8504, Attention: Senior Vice President and Chief Financial Officer. See "Where You Can Find More Information" for other ways to obtain these documents.
                            ------------------------

     We furnish our stockholders with annual reports that contain audited financial statements and quarterly reports for the first three quarters of each year that contain unaudited interim financial information.

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